                                                                    EXHIBIT 10.4



                            ASSET PURCHASE AGREEMENT

                         dated as of September 30, 1999

                                  by and among

                           ARLINGTON INDUSTRIES, INC.,

                                   CRAIG FUNK,

                           ARLINGTON ACQUISITION CORP.

                                       AND

                             DAISYTEK, INCORPORATED


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                                TABLE OF CONTENTS

                                                                                                               PAGE
ARTICLE I
DEFINITIONS.......................................................................................................1

ARTICLE II
PURCHASE AND SALE.................................................................................................9
         2.1      Purchase and Sale of Assets.....................................................................9
         2.2      Transfer and Conveyance........................................................................10
         2.3      Assumption of Certain Obligations..............................................................10

ARTICLE III
PURCHASE PRICE...................................................................................................11
         3.1      Purchase Price.................................................................................11
         3.2      Method of Payment of Purchase Price; Other Amounts Payable at the Closing......................11
         3.3      Pre-Closing Balance Sheet......................................................................12
         3.4      Closing Balance Sheet..........................................................................12
         3.5      Resolution of Accounting Disputes..............................................................12
         3.6      Adjustment of Closing Payment..................................................................13
         3.7      Allocation of Purchase Price...................................................................13
         3.8      Earnouts.......................................................................................13

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER AND FUNK................................................................15
         4.1      Due Organization and Qualification; Title to Stock; No Subsidiaries............................15
         4.2      Corporate Power and Authority..................................................................16
         4.3      Real Property..................................................................................16
         4.4      Personal Property; Title to Property...........................................................18
         4.5      Intellectual Property; Year 2000...............................................................18
         4.6      Permits........................................................................................19
         4.7      Compliance with Laws...........................................................................19
         4.8      Contracts......................................................................................19
         4.9      Contract Defaults..............................................................................20
         4.10     Litigation.....................................................................................20
         4.11     Inventory......................................................................................20
         4.12     Financial Condition and Results of Operations..................................................20
         4.13     Employee Benefits..............................................................................20
         4.14     Employees; Employee Relations..................................................................21
         4.15     Consents.......................................................................................22
         4.16     Insurance......................................................................................22
         4.17     Taxes..........................................................................................22


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
         4.18     Environmental Laws and Regulations.............................................................23
         4.19     Absence of Certain Changes or Events...........................................................23
         4.20     Accounts Receivable; Evidences of  Indebtedness................................................23
         4.21     Customers......................................................................................24
         4.22     Suppliers......................................................................................24
         4.23     Accounts, Lockboxes; Safe Deposit Boxes; Powers of Attorney....................................24
         4.24     True, Correct and Complete Information.........................................................24
         4.25     Broker's and Finder's Fees.....................................................................25
         4.26     Disclaimer of Other Representations and Warranties.............................................25

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT...........................................................25
         5.1      Organization and Authority.....................................................................25
         5.2      Consents.......................................................................................26
         5.3      Litigation.....................................................................................26
         5.4      Broker's and Finder's Fees.....................................................................26
         5.5      Purchase for Resale............................................................................26
         5.6      Disclaimer of Other Representations and Warranties.............................................26

ARTICLE VI
COVENANTS OF SELLER AND FUNK.....................................................................................26
         6.1      Affirmative Covenants..........................................................................26
         6.2      Negative Covenants.............................................................................27
         6.3      Access to Properties and Records...............................................................27
         6.4      Notice of Developments.........................................................................28
         6.5      Employees of Seller............................................................................28
         6.6      Approvals of Third Parties.....................................................................28
         6.7      Notices........................................................................................28
         6.8      Access to Books and Records....................................................................28
         6.9      No Solicitation of Offers......................................................................29
         6.10     Receivables Guaranteed.........................................................................29
         6.11     Prepaid Revenue................................................................................29
         6.12     Release of Financing Statements................................................................29
         6.13     Release of Seller Under Guaranty...............................................................30

ARTICLE VII
COVENANTS OF PURCHASER AND PARENT................................................................................30
         7.1      Furnishing of Information......................................................................30
         7.2      Approvals of Third Parties.....................................................................30
         7.3      Access to Books and Records....................................................................30
         7.4      Discharge of Assumed Liabilities...............................................................30
         7.5      Tax Notification...............................................................................30
         7.6      Employees and Agents of Seller.................................................................31
         7.7      Bank Debt......................................................................................31


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
ARTICLE VIII
CONDITIONS TO OBLIGATIONS OF PURCHASER AND PARENT................................................................32
         8.1      Representations and Warranties of Seller and Funk..............................................32
         8.2      Covenants of Seller and Funk...................................................................32
         8.3      Seller's Certificate...........................................................................32
         8.4      Noncompetition and Employment Agreements.......................................................32
         8.5      Escrow Agreement...............................................................................32
         8.6      No Casualty Losses.............................................................................32
         8.7      Certificates of Authorities....................................................................32
         8.8      Litigation.....................................................................................33
         8.9      Satisfactory to Purchaser's Counsel............................................................33
         8.10     Opinion of Seller's Counsel....................................................................33
         8.11     No Material Adverse Effect.....................................................................33
         8.12     Consents.......................................................................................33
         8.13     Satisfactory Pre-Closing Balance Sheet.........................................................33
         8.14     Bank Debt and Indebtedness to Vendors..........................................................33
         8.15     Guaranty Documents.............................................................................34
         8.16     Due Diligence..................................................................................34
         8.17     Pre-Closing Balance Sheet......................................................................34
         8.18     Further Assurances.............................................................................34

ARTICLE IX
CONDITIONS TO OBLIGATIONS OF SELLER AND FUNK.....................................................................34
         9.1      Representations and Warranties of Purchaser and Parent.........................................34
         9.2      Covenants of Purchaser and Parent..............................................................34
         9.3      Purchaser's/Parent's Certificate...............................................................34
         9.4      Assumption Agreement...........................................................................34
         9.5      Noncompetition and Employment Agreements.......................................................35
         9.6      Escrow Agreement...............................................................................35
         9.7      Certificates of Authorities....................................................................35
         9.8      Satisfactory to Seller's Counsel...............................................................35
         9.9      Opinion of Counsel to Parent and Purchaser.....................................................35
         9.10     Pre-Closing Balance Sheet......................................................................35
         9.11     Bank Debt......................................................................................35
         9.12     Resale Certificate.............................................................................35

ARTICLE X
DATE AND PLACE OF CLOSING........................................................................................35
         10.1     Date and Place of Closing......................................................................35
         10.2     Effective Date.................................................................................35
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
ARTICLE XI
CLOSING..........................................................................................................36
         11.1     Performance by Seller and Funk.................................................................36
         11.2     Performance by Purchaser and Parent............................................................37
         11.3     Other Instruments..............................................................................37

ARTICLE XII
SURVIVAL AND INDEMNIFICATION.....................................................................................38
         12.1     Survival of Covenants, Agreements, Representations and Warranties..............................38
         12.2     Purchaser's Losses.............................................................................38
         12.3     Employee Compensation and Benefits.............................................................39
         12.4     Seller's Losses................................................................................39
         12.5     Limitations on Losses..........................................................................40
         12.6     Notice of Loss.................................................................................40
         12.7     Right to Defend................................................................................40
         12.8     Cooperation....................................................................................41
         12.9     Payment Through Escrow.........................................................................41
         12.10    Exclusive Remedy...............................................................................42

ARTICLE XIII
TERMINATION......................................................................................................42
         13.1     Termination....................................................................................42
         13.2     No Further Force or Effect.....................................................................42

ARTICLE XIV
MISCELLANEOUS....................................................................................................43
         14.1     Expenses.......................................................................................43
         14.2     Entire Agreement...............................................................................43
         14.3     Publicity......................................................................................43
         14.4     Successors and Assigns.........................................................................43
         14.5     Counterparts...................................................................................43
         14.6     Headings.......................................................................................43
         14.7     Use of Certain Terms...........................................................................43
         14.8     Modification and Waiver........................................................................43
         14.9     Notices........................................................................................44
         14.10    GOVERNING LAW..................................................................................45
         14.11    Time...........................................................................................45
         14.12    Reformation and Severability...................................................................45



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                                    SCHEDULES

1.1      GAAP Exceptions
2.1A     Excluded Assets
2.3(d)   Contracts, Leases, Arrangements, and Commitments
2.3(e)   Executory Vendor Purchase Orders
3.7      Allocation of Purchase Price
3.8(a)   Standards for Determining PBT
3.8(b)   Calculation of 1998 Adjusted PBT
3.8(f)   Exceptions to Business Practices
4.1(a)   Jurisdictions where Seller is Qualified or Licensed to do Business
4.1(b)   Encumbrances on Stock
4.2      Modifications of Licenses, Franchises, Permits and Other Authorizations
4.3      Leased Real Property
4.4      Personal Property
4.5      Intellectual Property
4.6      Material Permits
4.8      Contracts
4.10     Litigation
4.11     Inventory Locations
4.13     Employee Benefit Plans
4.14     Employees, Collective Bargaining Agreements and Labor Relations
4.15     Seller's Consents
4.16     Insurance
4.18     Environmental Laws and Regulations
4.19     Certain Changes or Events
4.20     Accounts Receivable
4.21     Customers
4.22     Suppliers
4.23     Bank Accounts
5.2      Purchaser's Consents
7.6      Employees and Agents of Seller


EXHIBITS

Exhibit A--Bill of Sale and Assignment
Exhibit B--Assumption Agreement
Exhibit C--Escrow Agreement
Exhibit D--Noncompetition Agreement
Exhibit E--Employment Agreement

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 30th day of September, 1999, by and among ARLINGTON INDUSTRIES, INC., an Illinois corporation with its principal offices at 1001 Technology Way, Libertyville, Illinois 60048 ("Seller"), CRAIG FUNK, the sole stockholder of Seller ("Funk"), having an address of 1001 Technology Way, Libertyville, Illinois 60048, ARLINGTON ACQUISITION CORP., a Delaware corporation with its principal offices at 500 North Central Expressway, Suite 500, Plano, Texas 75074 ("Purchaser"), and DAISYTEK, INCORPORATED, a Delaware corporation with its principal offices at 500 North Central Expressway, Suite 500, Plano, Texas 75074 ("Parent").

         WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to buy from Seller, substantially all of the assets of the wholesale computer and office equipment, supplies and consumables distribution business conducted by Seller (the "Business"); and

         WHEREAS, Purchaser is a wholly-owned subsidiary of Parent, and Parent will benefit from Purchaser's purchase of substantially all of Seller's assets; and

         WHEREAS, in connection with the purchase by Purchaser from Seller of the assets described herein, (i) Purchaser and Seller and Funk will enter into a noncompetition agreement (the "Noncompetition Agreement"), and (ii) Funk will enter into an employment agreement with Purchaser (the "Employment Agreement").

         NOW, THEREFORE, for and in consideration of the mutual representations, warranties, covenants and agreements hereinafter set forth and other good and valuable consideration, and upon the terms and subject to the conditions hereinafter set forth, the parties do hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

         "Accounts Receivable" has the meaning specified in Section 6.10.

         "Acquisition Proposal" has the meaning specified in Section 6.8.

         "Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "Action" means any claim, action, suit, arbitration, or other proceeding, in each case, by or before any Governmental Authority.

         "Additional Documents" means the Escrow Agreement, the Employment Agreement, and the Noncompetition Agreement.

         "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

         "Allocation Modifications" has the meaning specified in Section 3.4.

         "Assets" has the meaning specified in Section 2.1(h).

         "Assumed Liabilities" has the meaning specified in Section 2.3.

         "Bank Debt" means the Indebtedness owing by Seller to American National Bank and Trust Company of Chicago ("ANB") under that certain Loan and Security Agreement dated May 2, 1997, as the same may have been amended, modified or supplemented, including the Indebtedness evidenced by that certain Promissory Note (Secured) dated June 1, 1999 (the "Revolving Note"), issued by Seller and payable to the order of ANB, in a maximum principal amount of $14,000,000, and that certain Installment Business Loan Note dated February 29, 1996 (the "Term Note"), issued by Seller and payable to the order of NBD Bank (of which ANB is the successor lender), in the original principal amount of $325,000.

         "Business" has the meaning specified in the recitals to this Agreement.

         "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in The City of New York.

         "Cash Payment" has the meaning specified in Section 3.2(a).

         "CAP" means, with respect to the Seller, GAAP applied consistently by Seller throughout the periods involved, with only such exceptions to GAAP principles and practices as are set forth in Schedule 1.1.

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder.

         "CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System.

         "Claim" has the meaning specified in Section 12.9.

         "Closing" and "Closing Date" have the meanings specified in Section
10.1.


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         "Closing Balance Sheet" has the meaning specified in Section 3.4.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Contracts" has the meaning specified in Section 4.8.

         "Control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor or by contract, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

         "Director" has the meaning specified in Section 7.5.

         "Earnout Accounting Firm" has the meaning specified in Section 3.8(c).

         "Effective Date" has the meaning specified in Section 10.2.

         "Employee Claims" has the meaning specified in Section 12.3.

         "Employment Agreement" has the meaning specified in the recitals to this Agreement.

         "Encumbrance" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge or encumbrance, other than (a) mechanic's, materialmen's, and similar liens or (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings and as to which the Company has provided adequate reserves in its Pre-Closing Balance Sheet.

         "Environmental Laws" means any federal, state or local law or any foreign law, including any statute, rule, regulation, ordinance, code or rule of common law, now or hereafter in effect and in each case as amended, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including, without limitation, CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C.
Section 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Sections 6901 et seq.; the Clean Water Act, 33 U.S.C. Sections 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq.; the Clean Air Act, 42 U.S.C. Sections 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. Sections 300 et seq.; the Atomic Energy Act, 42 U.S.C. Sections 2011 et seq.; and the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Sections 136 et seq.

         "Environmental Permits" means all permits, written approvals, U.S. Environmental Protection Agency or state generator numbers, licenses and other authorizations from applicable



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Governmental Authorities required under any applicable Environmental Law.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

         "Escrow Agreement" has the meaning specified in Section 3.2(b).

         "Excluded Assets" has the meaning specified in Section 2.1.

         "Excluded Consents" has the meaning specified in Section 2.2.

         "Financial Statements" has the meaning specified in Section 4.12.

         "Fiscal 2000" means the 12-month period commencing on the Effective
Date.

         "Fiscal 2001" means the 12-month period commencing on the first anniversary of the Effective Date.

         "GAAP" means generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

         "Governmental Authority" means any United States federal, state, local, possession or foreign governmental, regulatory or administrative authority, agency or commission, or any political subdivision thereof, or any court, tribunal or arbitral body.

         "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

         "Growth Earnout Payment" has the meaning specified in Section 3.8(a).

         "Growth Earnout Payment Statement" has the meaning specified in Section 3.8(b).

         "Guaranty Documents" has the meaning specified in Section 6.13.

         "Hazardous Materials" means (a) petroleum and petroleum fuels, lubricants and cleaning agents, radioactive materials, friable asbestos material as defined under 40 C.F.R. 61.141, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls in concentrations of 50 ppm, and radon gas; (b) any other chemicals, materials or substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials" or "extremely hazardous wastes"; and
(c) any other chemical, material or substance exposure to which is regulated pursuant to any applicable Environmental Law.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.



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         "Income Taxes" means any and all income taxes (together with any and all interest, penalties, and additional amounts imposed with respect thereto) imposed by any Governmental Authority or other taxing authority.

         "Incremental Earnout Multiple" has the meaning specified in
Section 3.8(a).

         "Indebtedness" means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services; (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all obligations of such Person as lessee under leases which have been or should be, in accordance with GAAP, recorded as capital leases; (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss,
(iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss; and (i) all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

         "Intellectual Property" means (a) inventions, whether patentable or not and whether or not yet made the subject of a pending patent application or applications; (b) ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications; (c) statutory invention registrations, patents, patent registrations and patent applications (including all reissues, divisions, continuations and continuations-in-part) and all improvements to the inventions covered in each such registration, patent or application; (d) trademarks, service marks, trade dress, logos, trade names and corporate names and registrations and applications for registration thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark Offices of other nations throughout the world; (e) copyrights (registered or otherwise) and registrations and applications for registration thereof; (f) computer software and programs, data and documentation; (g) trade secrets and confidential business information (including ideas, formulas, compositions, inventions, and conceptions of inventions, whether patentable or unpatentable and whether or not reduced to practice), technology (including know-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data and copyrightable works; (h) copies and tangible embodiments of all of the foregoing, in whatever form or medium; (i) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights; and (j) all rights to sue for present and past infringement of any of the intellectual property rights hereinabove set out.

         "Inventories" and "Inventory" mean all inventory, merchandise, goods, raw materials, finished goods, packaging and supplies, including, but not limited to, those related to the Business, maintained, held (including, without limitation, on consignment) or stored by or for Seller and any prepaid deposits for any of the same.

         "IRS" means the Internal Revenue Service.

         "Knowledge" (including the terms "to the knowledge of" or "to the best knowledge of") means, with respect to Seller and Funk, the actual personal knowledge of one or more of Seller's officers or directors (including without limitation Funk) at the time when the applicable statement is made.

         "Leased Real Property" means the real property leased by Seller, as landlord or tenant, together with, to the extent leased by such entity, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing, all to the extent of Seller's rights therein.

         "Losses" has the meaning specified in Section 12.4.

         "Maintenance Earnout Payment" has the meaning specified in
Section 3.8(g).

         "Material Adverse Effect" means any circumstance, change in, or effect on, the Business that individually, or in the aggregate with any other circumstances, changes in, or effects on, the Business, taken as a whole: (a) would have a material adverse effect on the financial condition of the Business as taken as a whole or (b) would materially adversely affect the ability of Purchaser to operate or conduct the Business in the manner in which it is currently operated or conducted by Seller.

         "Material Permits" has the meaning specified in Section 4.6.

         "Most Recent Balance Sheet" has the meaning specified in Section 4.12.

         "Net Worth" means, as of any date of determination, the difference between the Assets



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

and Assumed Liabilities and Bank Debt, as determined in accordance with CAP.

         "Net Worth Deficit" shall mean, as of any date of determination, the amount, if any, by which the Net Worth of Seller is less than $13,000,000.

         "Noncompetition Agreement" has the meaning specified in the recitals to this Agreement.

         "Overpayment" has the meaning specified in Section 3.6.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "PBT" has the meaning specified in Section 3.8(a).

         "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

         "Plan" has the meaning specified in Section 4.13.

         "Pre-Closing Balance Sheet" has the meaning specified in Section 3.3.

         "Pre-Closing Balance Sheet Date" means August 31, 1999, or such later date as the parties hereto shall mutually agree.

         "Purchase Price" has the meaning specified in Section 3.1.

         "Purchase Price Bank Account" means the account to be designated by the Seller in a written notice to Purchaser prior to the Closing.

         "Purchaser's Losses" has the meaning specified in Section 12.2.

         "Purchase Price Accounting Firm" has the meaning specified in
Section 3.5(c).

         "Receivables" means all Accounts Receivable, promissory notes, contract rights, commercial paper, debt securities and other rights to receive money as of any applicable date of determination, all as determined in accordance with CAP.

         "Receivable Writeback Amount" has the meaning specified in
Section 6.10.

         "Receivable Writeback Date" has the meaning specified in Section 6.10.

         "Remedial Action" means all action required under any applicable Environmental Law or Environmental Permit and all action required by a Governmental Authority to (i) clean up, remove, treat or handle in any other way Hazardous Materials in the environment; (ii) prevent the release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger



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public health or the environment; or (iii) perform remedial investigations, feasibility studies, corrective actions, closures, and postremedial or postclosure studies, investigations, operations, maintenance and monitoring on, about or in any real property, including, without limitation, Seller's Leased Real Property.

         "Seller's Losses" has the meaning specified in Section 12.4.

         "Seller's Report" has the meaning specified in Section 3.5(a).

         "Seller's Notice" has the meaning specified in Section 3.8(c).

         "Subject Property" has the meaning specified in Section 4.19(b).

         "Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs' duties, tariffs, and similar charges.

         "Vendor Debt" has the meaning specified in Section 8.15.

         "Working Capital" shall mean, as of any date of determination, Seller's current assets less the Assumed Liabilities which are current liabilities, each determined in accordance with CAP.

         "Working Capital Deficit" shall mean, as of any date of determination, the amount, if any, by which the Working Capital is less than $13,000,000.

         "Work Papers" has the meaning specified in Section 3.5(b).

                                   ARTICLE II

                                PURCHASE AND SALE

         2.1 Purchase and Sale of Assets. Seller will sell, convey, transfer, assign and deliver to Purchaser, and Purchaser will acquire and accept from Seller, at the Closing all of Seller's right, title and interest in and to the following assets and properties, free and clear of any and all Encumbrances, except as set forth on Schedule 4.4:

                  (a) All of the leases relating to the Leased Real Property of Seller described on Schedule 4.3, including, without limitation, Seller's leasehold rights in and to the buildings, improvements, rights-of-way, easements, rights, liberties, privileges, hereditaments and appurtenances thereto or located thereon;

                  (b) All of the personal property of Seller located on the Leased Real Property described on Schedule 4.3 and all other tangible assets and properties of Seller, wherever located and whether or not described or referred to herein, including, without limitation, all equipment, machinery, tools, vehicles, Inventories, prepaid accounts and prepaid expenses, furniture, fixtures, fixed assets, books, reports and records (including customer lists);

                  (c) Seller's customer accounts, contracts, leases, franchises, arrangements and commitments;

                  (d) All intangible properties and rights (other than contracts, leases, arrangements and commitments), wherever located and whether or not described or referred to herein, including, without limitation, all know-how, trade secrets, technology, all patents and patent applications and rights and licenses thereunder, trade names, trademark registrations and applications, common law trademarks, service marks, copyrights and copyright registrations and applications and any other forms of Intellectual Property;

                  (e) The name "Arlington Industries" and "Arlington Sales," and all derivations thereof, including without limitation any and all Internet domain names relating thereto;

                  (f) All licenses, permits, certificates and authorizations relating to the business operations of Seller;

                  (g) All cash, deposits, bank accounts, prepaid expenses, certificates of deposit, securities, accounts receivable, evidences of indebtedness and choses-in-action of Seller;

                  (h) Any other property or right, tangible or intangible, of Seller (the items in (a) through (h) hereof hereinafter collectively referred to as the "Assets");

provided, however, that "Assets" shall not include and Seller will not sell, convey, transfer, assign or delivery to Purchaser, and Purchaser will not acquire from Seller, (i) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance and existence of the Seller as a corporation, (ii) any of the rights of the Seller under this Agreement (or under any Additional Documents or other agreements between the Seller on the one hand and the Purchaser and/or Parent on the other hand entered into on or after the date of this Agreement), (iii) claims (and benefits to the extent they arise therefrom) which relate to Seller's liabilities other than the Assumed Liabilities, and (iv) the items listed on Schedule 2.1A (collectively, the "Excluded Assets").

         2.2 Transfer and Conveyance. Seller shall execute and deliver to Purchaser at the Closing a Bill of Sale and Assignment in substantially the form attached hereto as Exhibit A, and all such other assignments, endorsements and instruments of transfer as shall be necessary or appropriate to carry out the intent of this Agreement and as shall be sufficient to vest in Purchaser title to all of the Assets and all right, title and interest of Seller thereto and to evidence Purchaser's assumption of the Assumed Liabilities; provided, that the parties have agreed that Seller need not obtain the required consents described in Schedule 4.15 (the "Excluded Consents") as of the Closing Date. Seller and Funk shall use their respective best efforts (which shall not include litigation) to obtain the Excluded Consents following the Closing Date (unless the Purchaser and Seller hereafter agree that such consent is unnecessary or undesirable) until December 31, 1999; provided, however, that neither Seller nor Funk shall have any liability to Purchaser or Parent in connection with not obtaining such Excluded Consents. Following the Closing Date, if Purchaser is unable to (i) operate under any Contract which has been transferred to Purchaser and for which a consent has not been obtained, or (ii) obtain substantially similar products and services as to those which could be obtained under such Contracts, on terms and conditions reasonably equivalent to those under such Contracts, then during the period from the Closing Date through December 31, 1999, Seller shall, to the extent possible, purchase goods under such Contracts on behalf of and for the account of Purchaser; provided, however, that neither Seller nor Funk shall have any liability to Purchaser or Parent due to Seller's inability to purchase such goods under such Contracts. Purchaser acknowledges and agrees that Purchaser shall be solely responsible for the payment of all such purchases and further agrees to pay for such purchases in accordance with their terms. Purchaser and Parent, jointly and severally, agree to indemnify and hold harmless Seller and Funk from, against, for and in respect of any and all damages (of any nature whatsoever), obligations, claims, costs and expenses including, without limitation, reasonable attorneys fees and costs, suffered, sustained, incurred or required to be paid by Seller or Funk by reason of such purchases. Seller shall not be entitled to a commission or other compensation (other than the foregoing indemnification payments) for its services in connection herewith. In addition, Seller shall file, within three Business Days after the Closing Date, an amendment to its Articles of Incorporation so as to change its name to a name which shall not include the words "Arlington Industries" or any derivation thereof, and to file in the State of Florida all documents necessary to relinquish its right to use the assumed name "Arlington Sales" in the State of Florida.

         2.3 Assumption of Certain Obligations. Effective at the Closing and subject to the terms set forth herein, Purchaser shall assume and be liable solely for the following liabilities and obligations of Seller (collectively, the "Assumed Liabilities"):

                  (a) the accounts payable set forth on the Pre-Closing Balance Sheet and those incurred in the ordinary course of business consistent with past practice thereafter through the Closing Date (to the extent not paid or otherwise satisfied on or before the Closing Date);

                  (b) the accrued expenses of Seller set forth on the Pre-Closing Balance Sheet and those incurred in the ordinary course of business consistent with past practice thereafter through the Closing Date (to the extent not paid or otherwise satisfied or before the Closing Date), including, without limitation, accrued payroll, payroll taxes, bonuses, commissions,

401K/profit sharing (but not the plans themselves), and all other accrued expenses in respect of Seller's employees set forth on the Pre-Closing Balance Sheet and those incurred in the ordinary course of business consistent with past practice thereafter through the Closing Date (to the extent not paid or otherwise satisfied or before the Closing Date);

                  (c) the cash deficit of Seller set forth on the Pre-Closing Balance Sheet and changes therein occurring in the ordinary course of business thereafter through the Closing Date (to the extent not paid or otherwise satisfied on or before the Closing Date);

                  (d) the liabilities and obligations of Seller set forth in the contracts, leases, arrangements and commitments listed on Schedule 2.3(d), the performance of which shall be due following the Closing Date (but not for any obligation for performance by Seller prior to the Closing Date or obligation or liability of Seller due under said contracts, leases, arrangements or commitments prior to the Closing Date (other than accruals which are otherwise Assumed Liabilities under this Section 2.3), or obligation or liability of Seller for default or nonperformance under said contracts, leases, arrangements and commitments arising prior to the Closing Date), but specifically excluding any and all liabilities and obligations of Seller in any contract, arrangement or commitment with any of its employees with respect to the distribution of any Growth Earnout Payment, Maintenance Earnout Payment or other amount under
Section 3.8; and

                  (e) obligations of continued performance under executory vendor purchase orders for the purchase of supplies, Inventory, equipment or services to the extent accrued on the Pre-Closing Balance Sheet and those incurred in the ordinary course of business consistent with past practice thereafter (to the extent not paid or otherwise satisfied on or before the Closing Date), including without limitation those (i) specifically set forth on
Schedule 2.3(e), or (ii) as to which the supplies, Inventory, equipment or services subject thereto have not been received by the Seller prior to the Closing Date, but not including any obligation or liability for any breach occurring with respect thereto prior to the Closing Date.

         Purchaser will not assume and will not be liable for any other debts, contracts, leases, liabilities, arrangements, commitments, obligations, restrictions, disabilities or duties of Seller, other than the Assumed Liabilities.

                                   ARTICLE III

                                 PURCHASE PRICE

         3.1 Purchase Price. The purchase price for the Assets shall be the sum of (i) $19,000,000, less the greater of the Net Worth Deficit, if any, as of the Closing Balance Sheet Date, or the Working Capital Deficit, if any, as of the Closing Balance Sheet Date, plus (ii) the Growth Earnout Payment plus (iii) the Maintenance Earnout Payment, plus (iv) the assumption by Purchaser of the Assumed Liabilities (collectively, the "Purchase Price").

         3.2 Method of Payment of Purchase Price; Other Amounts Payable at the Closing. The Purchase Price for the Assets shall be payable by Purchaser to Seller as follows:

                  (a) At the Closing, Purchaser shall deliver to Seller by wire transfer of immediately available funds to the Purchase Price Bank Account the amount of $16,000,000, less the greater of the Net Worth Deficit, if any, as of the Pre-Closing Balance Sheet Date, or the Working Capital Deficit, if any, as of the Pre- Closing Balance Sheet Date (the "Cash Payment").

                  (b) At the Closing, $3,000,000 of the Purchase Price in immediately available funds shall be held in escrow in accordance with the escrow agreement attached hereto as Exhibit C (the "Escrow Agreement") for an initial period of one year and one day from the Closing Date as security and as an offset for any breach of the representations, warranties, covenants and agreements of Seller and Funk and for Seller's and Funk's indemnification obligations, each as set forth herein, following which time such Payment Shares shall be delivered to Seller in accordance with the terms of the Escrow Agreement.

                  (c) The Growth Earnout Payment and the Maintenance Earnout Payment, if any, shall be payable as provided in Section 3.8.

                  (d) Purchaser shall execute and deliver to Seller and Funk an Assumption Agreement in substantially the form attached hereto as Exhibit B.

         3.3 Pre-Closing Balance Sheet. As soon as reasonably practicable, but in no event later than five days prior to the Closing Date, Purchaser and Seller shall jointly prepare (a) an unaudited balance sheet of Seller, including, without limitation, accruals and prepaid items (the "Pre-Closing Balance Sheet"), dated as of the Pre-Closing Balance Sheet Date, prepared in accordance with CAP, and (b) a statement setting forth the Net Worth Deficit and the Working Capital Deficit, all determined as of the Pre-Closing Balance Sheet Date. It shall be a condition to Closing that the parties to this Agreement agree upon the Pre-Closing Balance Sheet, the Net Worth Deficit and the Working Capital Deficit (each as of the Pre-Closing Balance Sheet Date).

         3.4 Closing Balance Sheet. As soon as practicable following the Closing Date, but in no event later than 90 days thereafter, Purchaser shall cause to be prepared and delivered to Seller (a) an unaudited consolidated balance sheet of Seller (the "Closing Balance Sheet") as of the close of business on the Closing Date prepared in accordance with CAP consistently applied with the Pre-Closing Balance Sheet, (b) a statement setting forth the Net Worth Deficit and the Working Capital Deficit, all determined as of the Closing Date, and the calculation of the Purchase Price based thereon and (c) any modifications to the allocation of the Purchase Price among the Seller's assets which had been prepared pursuant to Section 3.7 hereof (the "Allocation Modifications").

         3.5 Resolution of Accounting Disputes.

                  (a) Within 45 days after the later of Seller's receipt of (i) the Closing Balance Sheet or (ii) if Seller shall have requested the Work Papers in accordance with Section 3.5(b) hereof, receipt of the Work Papers, Seller may deliver to Purchaser a written report (the "Seller's

Report") setting forth any disagreement of Seller with the determination of the Net Worth Deficit, the Working Capital Deficit, the Purchase Price based thereon or the Allocation Modifications. If Seller does not submit a Seller's Report within such period, the Net Worth Deficit, the Working Capital Deficit, the Purchase Price based thereon and the Allocation Modifications, all determined pursuant to Section 3.4 hereof, shall be final and binding on the parties hereto for the purposes hereof.

                  (b) Upon the written request of the Seller made within 15 Business Days following Seller's receipt of the Closing Balance Sheet, Purchaser shall provide to the Seller the work papers and related documents as are necessary in Seller's reasonable judgment to enable Seller to review the calculation of the Net Worth Deficit, the Working Capital Deficit, the Purchase Price based thereon and the Allocation Modifications (collectively, the "Work Papers").

                  (c) If the Seller's Report is delivered to Purchaser in a timely fashion and the parties are unable to resolve any disagreement set forth therein within 30 days of Purchaser's receipt of the Seller's Report, either party may elect to have such dispute submitted to an independent accounting firm of recognized national standing (the "Purchase Price Accounting Firm"). If the Purchaser and Seller are unable to agree on the choice of the Purchase Price Accounting Firm, then the Purchase Price Accounting Firm shall be a "Big 5" accounting firm selected by lot (after the Purchaser and the Seller each eliminate one such firm). The Purchaser and the Seller shall request that the Purchase Price Accounting Firm render a determination as to each unresolved matter within 30 days after its retention, and the Purchaser and the Seller shall cooperate fully with the Purchase Price Accounting Firm so as to enable it to make such determination as quickly as practicable. The Purchase Price Accounting Firm's determination as to each dispute submitted to it shall be in writing, shall conform with this Section 3.5, and shall be conclusive and binding upon all parties hereto and the Net Worth Deficit, Working Capital Deficit, the Purchase Price based thereon and the Allocation Modifications shall be adjusted if necessary to reflect such determination. The Purchase Price Accounting Firm shall allocate its costs and expenses between the Purchaser and the Seller based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party.

         3.6 Adjustment of Closing Payment. If the Purchase Price paid at Closing is greater than the Purchase Price as finally determined in accordance with Section 3.4 or 3.5 hereof (such excess being hereinafter referred to as the "Overpayment"), then, within 10 days after such determination, the Escrow Agent shall deliver to Purchaser cash being held by it pursuant to the Escrow Agreement equal to the Overpayment.

         3.7 Allocation of Purchase Price. Subject to adjustment as set forth in
Section 3.4 hereof, the Purchase Price shall be allocated among the Assets as set forth on Schedule 3.7. Purchaser and Seller shall report the allocation on Internal Revenue Service Form 8594 in a manner consistent with the allocation provided in Schedule 3.7 subject to the adjustments set forth herein.

         3.8 Earnouts.

                  (a) Seller shall be paid a growth earnout ("Growth Earnout Payment"), if any, in accordance with this Section 3.8, upon attainment by Purchaser of varying targeted levels of annual growth in operating the Business of profits before taxes, but after interest, depreciation and amortization (other than amortization of any goodwill relating to the acquisition of the Business), all as determined in accordance with GAAP and the standards set forth on Schedule 3.8(a) ("PBT"), for each of Fiscal 2000 and Fiscal 2001. The Growth Earnout Payment for each of Fiscal 2000 and Fiscal 2001 shall equal the product of (i) $6,500,000 and (ii) the applicable incremental earnout multiple ("Incremental Earnout Multiple") for Fiscal 2000 and Fiscal 2001 as determined in accordance with the following table; provided, however, that Seller shall not be entitled to a Growth Earnout Payment for Fiscal 2001 unless the PBT for Fiscal 2001 exceeds the PBT for Fiscal 2000 by more than 10%; and provided, further, that any Growth Earnout Payment for Fiscal 2001 shall be reduced by the amount of any Growth Earnout Payment theretofore paid to Seller for Fiscal 2000.

      Fiscal Year 2000                                    Fiscal Year 2001
----------------------------     Incremental Earnout   -------------------------          Incremental Earnout
      Target PBT Range                Multiple             Target PBT Range                     Multiple
----------------------------     -------------------   -------------------------          -------------------
less than $6,756,250                    --             less than $7,769,687.50                      --

$6,756,250 to $7,050,000                .25            $7,769,687.50 to $8,460,000                   .5

$7,050,000 to $7,343,750                .50            $8,460,000 to $9,179.687.50                  1.0

greater than $7,343,750                 .75            greater than $9,179.687.50                   1.5

                  (b) Within sixty (60) days of the end of the applicable 12-month period, Purchaser shall deliver to Seller a statement (the "Growth Earnout Payment Statement") of Purchaser's chief financial officer setting forth for such 12-month period the calculations of the (i) PBT and (ii) Growth Earnout Payment. Seller and its representatives and agents shall have the right to review and inspect, and shall be afforded the opportunity to examine and make copies of, all work papers and supporting books, records and other documentation reasonably requested to verify the accuracy of the Growth Earnout Payment Statement.

                  (c) Seller shall have the right to dispute any amount set forth in the Growth Earnout Payment Statement, provided, however, Seller shall notify (the "Seller's Notice") Purchaser in writing of the nature and basis of such dispute within 45 days of the Purchaser's delivery of the Growth Earnout Payment Statement. Purchaser and Seller shall attempt to resolve all disputes set forth in Seller's Notice. If Purchaser and Seller shall be unable to resolve any dispute within 20 days of the Purchaser's receipt of Seller's Notice, such dispute shall be submitted to an independent accounting firm of recognized national standing (the "Earnout Accounting Firm"). If the Purchaser and Seller are unable to agree on the choice of the Earnout Accounting Firm, then the Earnout Accounting Firm shall be a "Big 5" accounting firm selected by lot (after the Purchaser and the Seller each eliminate one such firm). The Purchaser and the Seller shall request that the Earnout Accounting Firm render a determination as to each unresolved matter within 30 days after its retention, and the Purchaser and the Seller shall cooperate fully with the Earnout Accounting Firm so as to enable it to make such determination as quickly as practicable. The Earnout Accounting Firm's determination as to each dispute submitted to it shall be in writing, shall conform with this Section 3.8, and shall be conclusive and binding upon all parties hereto and the Growth Earnout Payment Statement for such period shall be adjusted if necessary to reflect such determination. The Earnout Accounting Firm shall allocate its costs and expenses between the Purchaser and the Seller based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party.

                  (d) Within two Business Days following the earlier of (i) the acceptance by Seller of the Growth Earnout Payment Statement (which, if not otherwise set forth in writing by Seller, shall be deemed to occur on the 46th day following Purchaser's delivery of the Growth Earnout Payment Statement; unless Seller shall deliver Seller's Notice prior thereto) or (ii) the final Growth Earnout Payment Statement adjusted to reflect the resolution of all disputes as provided in the preceding paragraph, Purchaser and Seller shall execute the agreed upon Growth Earnout Payment Statement.

                  (e) Within 10 Business Days following the execution and delivery of the Growth Earnout Payment Statement, but in no event later than 120 days following the end of Fiscal 2000 or Fiscal 2001, as the case may be (or such longer period of time as may be reasonably required by the Accounting Firm to resolve all disputes under Section 3.8(c)), the Purchaser shall wire transfer in immediately available funds to the Purchase Price Bank Account (or such other account as Seller shall designate in writing) the applicable Growth Earnout Payment.

                  (f) Purchaser agrees that during Fiscal 2000 and Fiscal 2001, the Business shall be conducted substantially in accordance with Seller's present practices, except as otherwise set forth in Schedule 3.8(f).

                  (g) Purchaser shall be paid by wire transfer of immediately available funds to the Purchase Price Bank Account (or such other account as Seller shall designate in writing) an additional earnout of $1,000,000 (the "Maintenance Earnout Payment") on or before the date which is two years and four months from the Effective Date, but solely if (i) the Employment Agreement shall not have been terminated during the Initial Term (as defined therein) by Purchaser for Cause (as defined therein), or by Funk other than for Good Reason (as defined therein) and (ii) PBT for each of Fiscal 2000 and Fiscal 2001 (as determined on the same basis as for the Growth Earnout Payment) shall be not less than $5,875,000 in each such year. Any disputes under this Section 3.8(g) shall be resolved in the same manner as set forth in Section 3.8(c).

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF SELLER AND FUNK

         Each of Seller and Funk, jointly and severally, represents and warrants to Purchaser as follows:

         4.1 Due Organization and Qualification; Title to Stock; No
Subsidiaries.

                  (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, and has all requisite corporate power and authority to own, lease or operate its properties and to carry on its business as it is presently being operated and in the place where such properties are owned, leased or operated and such business is conducted. Seller is duly qualified or licensed and has all permits necessary to transact business, and is in good standing as a foreign corporation in each of the jurisdictions set forth in Schedule 4.1(a), which are the only jurisdictions wherein either the nature of the business conducted by Seller or its ownership or use of the properties owned or used by it requires it to be so qualified or licensed. Funk is the sole stockholder of Seller and owns all shares of capital stock of Seller free and clear of any and all Encumbrances, except as set forth on Schedule 4.1(b).

                  (b) Seller has no direct or indirect subsidiaries and has no ownership or equity interest, or right to acquire any ownership or equity interest, whether by conversion, option exercise, or otherwise, in any corporation, partnership, association, business trust, limited liability company, or any other entity.

         4.2 Corporate Power and Authority. The execution, delivery and performance of this Agreement and the Additional Documents by Seller and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action and no further action or approval is required to permit Seller or Funk to consummate the transactions contemplated hereby and thereby. This Agreement and the Additional Documents when executed and delivered in accordance with the terms thereof, will constitute, the legal, valid and binding obligations of Seller and Funk, enforceable in accordance with their terms. Each of Seller and Funk has full power, authority and legal right to enter into this Agreement and the Additional Documents, and to consummate the transactions contemplated hereby and thereby. Except as set forth in Schedule 4.2, the making and performance of this Agreement and the Additional Documents and the consummation of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof will not (a) conflict with the Articles of Incorporation or the Bylaws of Seller, (b) result in any breach or termination of, or constitute a default under, or constitute an event that with notice or lapse of time, or both, would become a default under, or result in the creation of any Encumbrance upon any of the Assets under, or create any rights of termination, cancellation or acceleration in any person under, any Contract, or violate any order, writ, injunction or decree, to which Seller or Funk is a party, by which any of the Assets, business or operations of Seller or Funk may be bound or affected or under which any of the Assets, business or operations of Seller receive benefits, (c) result in the loss or adverse modification of any license, franchise, permit or other authorization granted to or otherwise held by Seller and required for its present business operations or (d) result in the violation of any provisions of law applicable to Seller or Funk, the violation of which could have an adverse effect upon the Assets, Business or operations of Seller.

         4.3 Real Property.

                  (a) Seller does not currently own and has never owned any real property.

                  (b) Schedule 4.3 lists: (i) the address of each parcel of Leased Real Property, (ii) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property and (iii) the term pertaining to each such parcel of Leased Real Property.

                  (c) Except as described in Schedule 4.3, (i) there is no material violation of any law, regulation or ordinance relating to the Leased Real Property and (ii) Seller has not received any written notice of any material violation of any law, regulation or ordinance relating to any of the Leased Real Property. Seller has made available to Purchaser true and correct copies of, if any, all certificates of occupancy, environmental reports and appraisals which it possesses in respect of the Leased Real Property. Seller, as the lessee of each parcel of Leased Real Property, is in peaceful and undisturbed possession of such parcel of Leased Real Property, and there are no contractual or legal restrictions which preclude or restrict the ability to use the subject premises for the purposes for which they are currently being used. All existing utilities required for the use, occupancy, operation and maintenance of the Leased Real Property are adequate for the conduct of the Business as presently conducted. There are no material adverse physical conditions or, to Seller's or Funk's Knowledge, material latent defects affecting the Leased Real Property, other than ordinary wear and tear. Except as set forth in Schedule 4.3, Seller has not leased or subleased any parcel of Leased Real Property to any other Person, nor has Seller assigned its interest under any lease or sublease set forth in Schedule 4.3 to any third party.

                  (d) Seller has delivered to Purchaser correct and complete copies of all leases and subleases set forth in Schedule 4.3 and any and all amendments. With respect to each of these leases and subleases:

                           (i) such lease or sublease, as amended, is legal, valid, binding, enforceable and in full force and effect with respect to Seller, and, to the Knowledge of Seller, with respect to all other parties thereto and is the entire agreement between the parties thereto with respect to such property;

                           (ii) except as otherwise set forth in Schedule 4.3, such lease or sublease will not cease to be legal, valid, binding, enforceable and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated hereby constitute a breach or default under such lease or sublease or otherwise give the landlord a right to terminate, recapture or modify such lease or sublease;

                           (iii) except as otherwise disclosed in Schedule 4.3, with respect to each such lease or sublease: (A) Seller has not received any notice of cancellation or termination under such lease or sublease and, no lessor has any right of termination or cancellation under such lease or sublease except in connection with the default of Seller thereunder, (B) Seller has not received any notice of a breach or default by Seller under such lease or sublease, and (C) Seller has not granted to any other Person any material rights, adverse or otherwise, under such lease or sublease; and

                           (iv) except as set forth in Schedule 4.3, neither Seller nor (to the Knowledge of Seller) any other party to such lease or sublease is in breach or default in any material respect, and no event has occurred which, with notice or lapse of time, would constitute such a material breach or default by Seller or (to Seller's Knowledge) any other party to such lease or sublease or permit termination under or acceleration of such lease or sublease.

                  (e) There are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the Knowledge of Seller, threatened against the Leased Real Property.

                  (f) Except as set forth in Schedule 4.3, to the extent required by applicable law, all the Leased Real Property is occupied under a valid and current certificate of occupancy or similar permit, the transactions contemplated by this Agreement will not require the issuance of any new or amended certificate of occupancy and there are no facts which would prevent the Leased Real Property from being occupied after the Closing Date in the same manner as before.

                  (g) All improvements on the Leased Real Property constructed by or on behalf of Seller were constructed in compliance with all applicable federal, state and local statutes, laws, ordinances, regulations, rules, codes, orders or requirements (including, but not limited to, any building or zoning laws or codes) affecting such Leased Real Property.

         4.4 Personal Property; Title to Property.

                  (a) Set forth on Schedule 4.4 is a list of (i) all vehicles owned or leased by Seller and included among the Assets (showing motor vehicle identification numbers and whether owned or leased), (ii) all production and warehouse machinery and equipment owned or leased by Seller and included among the Assets with an original purchase price of $50,000 or greater, and (iii) all physical properties (other than the types of properties referred to in (i) and (ii) above), real, personal or mixed, owned by or leased to Seller and included among the Assets with an original purchase price per Asset of $50,000 or greater. All such properties are in good operating condition, reasonable wear and tear excepted, exclusive of Inventory. Seller enjoys peaceable possession of all properties owned or leased by it.

                  (b) Seller has, and upon conveyance of the Assets to Purchaser by Seller at the

Closing, Purchaser will acquire and hold good title to all of the Assets, whether real, personal or mixed, described in Schedule 4.4 as owned by it, free and clear of any and all Encumbrances except as set forth on Schedule 4.4.

         4.5 Intellectual Property; Year 2000.

                  (a) Seller has no registered patents, trademarks or copyrights. Unless otherwise indicated on Schedule 4.5, Seller has the right to use and license the Intellectual Property with an original purchase price of $5,000 or more and to transfer and convey the Intellectual Property. Except as stated on Schedule 4.5, there are no pending proceedings or adverse claims made or, to Seller's or Funk's Knowledge, threatened against Seller with respect to the Intellectual Property; there has been no litigation commenced or, to Seller's or Funk's Knowledge, threatened against Seller within the past five years with respect to the Intellectual Property or the rights of Seller therein; and to Seller's or Funk's Knowledge, the Intellectual Property or the use thereof by Seller does not conflict with any trade names, trademarks, service marks, trademark or service mark registrations or applications of others.

                  (b) Except as set forth on Schedule 4.5, based upon internal and external reviews (furnished to Purchaser), Seller has no reason to believe that the material computer equipment and software used by Seller will not function properly with respect to dates in 2000 and thereafter or calculations which accommodate same century and multicentury formulas and date values.

         4.6 Permits. Seller owns and holds all licenses, franchises, permits, titles and other governmental authorizations (including, without limitation, motor vehicle titles and current registrations), fuel permits, Environmental Permits, licenses, and franchises necessary to the conduct of Seller's Business in the manner and jurisdictions in which it presently conducts business (the "Material Permits"). An accurate list and summary description of all such Material Permits is set forth on Schedule 4.6 hereto. Except as set forth in
Schedule 4.6 and except for the Excluded Assets, the Material Permits are valid and may be transferred to Purchaser at the Closing, and Seller has not received any notice that any governmental authority intends to cancel, terminate or not renew any such Material Permit. Seller has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in the applicable Material Permits and is not in violation of any of the foregoing except where such noncompliance or violation would not have a Material Adverse Effect. Except as specifically provided on Schedule 4.6, the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to Seller, or to Purchaser after the Closing, by any such Material Permits.

         4.7 Compliance with Laws. Seller (i) has complied with all laws, regulations, licensing requirements and orders applicable to its business or personnel and (ii) has filed with the proper authorities all statements and reports required by the laws, regulations, licensing requirements and orders to which it or any of its employees (because of their activities on behalf of their employer) is subject.

         4.8 Contracts. Set forth on Schedule 4.8 is a list of all contracts, leases and commitments (whether oral or written), other than the agreements set forth on Schedule 2.1A (Other Excluded Assets) by which any of the Assets are directly affected or are bound to which the Seller is a party the performance of which involved for the 12-month period ending July 31, 1999, or will or is likely to involve for the 12-month period ending July 31, 2000, in excess of $50,000 in aggregate payments or obligations (the "Contracts") such that relate to: (i) the employment of any person; (ii) collective bargaining with, or any representation of any employees by, any labor union or association; (iii) the acquisition of services, supplies, equipment or other personal property; (iv) the purchase or sale of real property; (v) distribution, agency or construction;
(vi) lease of real or personal property as lessor or lessee or sublessor or sublessee; (vii) lending or advancing of funds other than the extension of credit to trade purchasers in the ordinary course of Seller's business consistent with past business practice; (viii) borrowing of funds, receipt of credit or other evidence of Indebtedness except for trade payables in amounts and on terms consistent with past practice; (ix) the sale or purchase of personal property (other than sales of Inventory in the ordinary course of business consistent with past business practice) or services; and (x) any matter or transaction not in the ordinary course of the business of Seller or that is inconsistent with past business practice of Seller.

         4.9 Contract Defaults. Except as set forth in Schedule 4.8, Seller has not been declared to be, nor to its Knowledge is, in default in any respect under any Contract, and such Contracts are legal, valid and binding obligations of the respective parties thereto in accordance with their terms and have not been amended; and no defenses, offsets or counterclaims thereto have been asserted by any party thereto other than Seller nor has Seller expressly waived any substantial rights thereunder.

         4.10 Litigation. Set forth on Schedule 4.10 is a list of all Actions pending against Seller or, to the Knowledge of Seller, threatened against Seller, Seller's business or any property or rights of Seller, at law or in equity or before or by any Governmental Authority. None of the Actions listed on
Schedule 4.10 either (i) results or would, if adversely determined, have a Material Adverse Effect or (ii) affects or would, if adversely determined, affect the right or ability of Seller to carry on its business substantially as now conducted.

         4.11 Inventory. The Inventory consists of current items of a quality and quantity that are usable or marketable in the ordinary course of the business of Seller. Inventory is valued at the lower of cost or market. To the Knowledge of Seller and Funk, all of the Inventory is authentic for what it purports to be and none of the Inventory is counterfeit. Except as stated on
Schedule 4.11, none of the Inventory is obsolete, based on the expiration dates on such products and in accordance with customary industry practices, and all of the Inventory is located in the warehouse comprising a portion of the Leased Real Property described in Schedule 4.3.

         4.12 Financial Condition and Results of Operations. Seller has previously furnished to Purchaser true, correct and complete copies of the balance sheet of Seller as of December 31, 1998 and as of April 30, 1999 (the latter being referred to herein as the "Most Recent Balance

Sheet"), and the related statements of operations, shareholders' equity and cash flows for the twelve and four months then ended, respectively, and will furnish to Purchaser the Pre-Closing Balance Sheet (collectively, the "Financial Statements"). The Financial Statements (i) are accurate and in accordance with the books and records and accounting methods of Seller and (ii) constitute true, full and complete disclosure of the financial position and results of operations of Seller as of the dates and for the periods indicated in accordance with CAP. Except as may be set forth on the Financial Statements or disclosed in the Schedules hereto, there are no liabilities, contingent or otherwise, by which Seller or any of the Assets or the Business may be bound or affected other than those incurred in the ordinary course of business consistent with past practice. Seller has previously permitted Purchaser full access to papers pertaining to the Financial Statements, including those work papers in the possession of or prepared by Nykiel, Carlin & Cowe, Ltd.

         4.13 Employee Benefits. Each employee benefit plan within the meaning of Section 3(3) of ERISA, maintained or contributed to by Seller or any of its Group Members (as defined below) (collectively, the "Plans") is listed on
Schedule 4.13, is in substantial compliance with applicable law and has been administered and operated in all material respects in accordance with its terms and applicable law, and any liabilities thereunder have been properly reflected in the Financial Statements. For purposes of this Agreement, "Group Member" shall mean any member of any "affiliated service group" as defined in Section 414(m) of the Code that includes Seller, any member of any "controlled group of corporations" as defined in Section 1563 of the Code that includes Seller, or any member of any group of "trades or businesses under common control" as defined by Section 414(c) of the Code that includes Seller. Neither Seller nor any of its Group Members has incurred, and as of the Closing Date will not incur, any liability with respect to any benefit plan which creates a lien upon, or can be collected from, the Assets being purchased under this Agreement, nor which may impose, directly or indirectly, any obligation or liability on Purchaser, as a successor employer or otherwise. It is expressly understood and agreed that Purchaser is not assuming any of the benefit plans and that Seller shall retain all liabilities (other than Assumed Liabilities) with respect to the benefit plans.

         4.14 Employees; Employee Relations.

                  (a) Schedule 4.14 sets forth (i) the name and current annual salary (or rate of pay) and other compensation (including, without limitation, normal bonus, profit-sharing and other compensation) now payable by Seller to each employee whose current total annual compensation or estimated compensation is $50,000 or more, (ii) any increase to become effective after the date of this Agreement in the total compensation or rate of total compensation payable by Seller to each such person other than any increase made prior to the Closing Date of no more than 6% in accordance with Seller's past practices, (iii) any increase to become payable after the date of this Agreement by Seller to employees other than those specified in clause (i) of this Section 4.14(a), (iv) all presently outstanding loans and advances (other than routine travel advances to be repaid or formally accounted for within sixty 60 days) made by Seller to, or made to Seller by, any director, officer or employee, (v) all other transactions between Seller and any director, officer or employee of Seller since January 1, 1999, and (vi) all accrued but unpaid vacation or other pay owing to any officer or employee which is not reflected in the Pre-Closing Balance Sheet or incurred in the ordinary course of business thereafter consisted with past practices.

                  (b) Except as disclosed on Schedule 4.14, Seller is not a party to, or bound by, the terms of any collective bargaining agreement, and Seller has not experienced any material labor disputes during the last five years. Except as set forth on Schedule 4.14, there are no labor disputes existing, or to the best knowledge of Seller, threatened involving strikes, work stoppages, slowdowns, picketing, or any other interference with work or production, or any other concerted action by employees. No charges or proceedings before the National Labor Relations Board, or similar agency, exist, or to the best Knowledge of Seller, are threatened. Except as disclosed on
Schedule 4.14, Seller is not a party to any written employment contract with any employee.

                  (c) No Actions have been commenced nor to the Seller's Knowledge are threatened against Seller by any employee of Seller under any federal, state or local laws in respect of the employment relationship of such employee including, but not limited to, such under: (i) anti-discrimination statutes such as the Americans with Disabilities Act and Title VII of the Civil Rights Act of 1964, as amended (or similar state or local laws prohibiting discrimination because of race, sex, religion, national origin, age and the like); (ii) the Fair Labor Standards Act or other federal, state or local laws regulating hours of work, wages, overtime and other working conditions; (iii) requirements imposed by federal, state or local governmental contracts such as those imposed by Executive Order 11246; (iv) state laws with respect to tortious employment conduct, such as slander, harassment, false light, invasion of privacy, negligent hiring or retention, intentional infliction of emotional distress, assault and battery, or loss of consortium; or (v) the Occupational Safety and Health Act, as amended, as well as any similar state laws, or other regulations respecting safety in the workplace; and to the Knowledge of Seller, no proceedings, charges, or complaints are threatened under any such laws or regulations and no facts or circumstances exist that would give rise to any such liabilities. Seller is not subject to any consent decree, order or judgment imposing any continuing obligations on Seller in respect to its employment practices. Notwithstanding anything to the contrary in this Agreement, Purchaser is not assuming any of the liabilities or potential liabilities described in this Section 4.14(c) as Assumed Liabilities (whether known or unknown, or whether material or immaterial) and Seller shall retain all of such liabilities and potential liabilities.

                  (d) Since December 31, 1995 Seller has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state laws. Seller has not laid off more than 10% of its employees at any single site of employment in any 90-day period during the 12-month period ending June 30, 1999.

         4.15 Consents. Except as set forth in Schedule 4.15 no consent, approval, authorization or order of any court, Governmental Authority or any other person or under any Contract is required to permit Seller to consummate the transactions contemplated by this Agreement.

         4.16 Insurance. Set forth on Schedule 4.16 is a summary description of all policies of fire, casualty, liability and other forms of insurance and all fidelity bonds held by Seller. Seller has provided Purchaser with true and complete copies of all such insurance policies. All premiums due on or prior to the Closing Date on such insurance policies have been paid in full. Seller has not received any notice of non-renewal or termination on any such insurance policy from the insurance company issuing such policy and, except as set forth on Schedule 4.16, is not subject to any dispute regarding the payment of proceeds under any such policy or coverage thereunder.

         4.17 Taxes. Seller has duly filed all Income Tax and all other Tax returns required to be filed by it and such returns are true, correct and complete in all respects. Seller has paid all Taxes which have become due or have been assessed against it or the Assets and all Taxes which any taxing authority has proposed or asserted to be owing, except for Taxes which Seller is contesting in good faith and as to which it has provided adequate reserves on its Pre-Closing Balance Sheet. All Tax liabilities to which the properties of Seller may have been subjected have been discharged, except for Taxes assessed but not yet payable. There are no Tax claims presently being asserted against Seller or the Assets and, to Seller's Knowledge, there is no basis for any such claim. Seller has not granted any extension to any taxing authority of the limitation period during which any Tax liability may be asserted thereby. No Tax shall be assumed by the Purchaser as part of the Assumed Liabilities other than Taxes (excluding Federal and state personal income taxes, it being understood that income taxes imposed by the State of California in respect of the Seller's operations are not personal income taxes) set forth in the Pre-Closing Balance Sheet and those accrued in the ordinary course of business through the Closing Date.

         4.18 Environmental Laws and Regulations.

                  (a)  (i)    To the Knowledge of Seller and Funk, the
operations of the Subject Property (as defined below) and any use, storage, treatment, disposal or transportation of Hazardous Materials which has occurred in or on the Subject Property prior to the date of this Agreement have been in compliance with Environmental Law; (ii) to the Knowledge of Seller and Funk, no release, leak, discharge, spill, disposal or emission of Hazardous Materials has occurred in, on or under the Subject Property in a quantity or manner which violates or requires further investigation or Remedial Action under Environmental Law; (iii) to the Knowledge of Seller and Funk, the Subject Property is free of Hazardous Materials in violation of Environmental Law as of the date of this Agreement; (iv) there is no pending or, to Seller's or Funk's Knowledge, threatened litigation or administrative investigation or proceeding concerning the Subject Property involving Hazardous Materials or Environmental Laws; (v) to the Knowledge of Seller and Funk, there are no above-ground or underground storage tank systems located at the Subject Property; (vi) except as set forth on Schedule 4.18, Seller has never owned, operated or leased any real property other than the Subject Property; (vii) to the Knowledge of Seller and Funk, Seller's transportation to or disposal at any off-site location of any Hazardous Materials from property now or formerly owned, operated or leased by Seller at the time of Seller's ownership, operation or lease thereof was conducted in full compliance with applicable Environmental Permits; and (ix) to the Knowledge of Seller and Funk, none of the operations of ITC has caused, or could reasonably be expected to cause, any liability to Seller under any Environmental Permits or Environmental Laws.

                  (b) For purposes of this Section 4.18, "Subject Property" means all real property comprising a portion of the Assets and any properties listed on Schedules 4.3 and 4.18.

         4.19 Absence of Certain Changes or Events. Since April 30, 1999, Seller has not (i) suffered any extraordinary losses or expressly waived any rights of substantial value; (ii) amended its Articles of Incorporation or Bylaws; (iii) except as set forth in Schedule 4.19, made any material change in its mode of management or any change in its method of operation or method of accounting;
(iv) except as set forth in Schedule 4.19, made or become obligated to make any capital expenditures other than such expenditures or commitments not exceeding $20,000 individually or $40,000 in the aggregate; (v) suffered any event or circumstance which would reasonably be expected to have a Material Adverse Effect; (vi) entered into any transaction, except in the ordinary course of its business consistent with past practice; (vii) received any notice of any claim asserted against it by any Governmental Authority which would reasonably be expected to have a Material Adverse Effect; or (viii) incurred or agreed to incur any material obligation outside the ordinary course of business that has not been disclosed in the Schedules.

         4.20 Accounts Receivable; Evidences of Indebtedness. All Receivables reflected in the Pre-Closing Balance Sheet or acquired since that date are legal, valid and binding obligations of the obligors and Seller has no Knowledge of any fact impairing the collectability of such Receivables in accordance with their terms, except as set forth in Schedule 4.20. Except as set forth on
Schedule 4.20, the reserves for doubtful receivables and uncollectible accounts reflected in the Pre-Closing Balance Sheet were established in accordance with GAAP and are sufficient to provide for any losses which may arise in connection with the collection of such Receivables. Since June 30, 1999, Seller has not (i) written off, canceled, committed or become obligated to cancel or write off any Receivables; (ii) disposed of or transferred any Receivables except through the collection thereof in accordance with their terms; or (iii) acquired or permitted to be created any Receivables, except in each instance in the ordinary course of its business consistent with past practice.

         4.21 Customers. Schedule 4.21 sets forth the names and addresses of all the customers of the Business which ordered and have been shipped goods or merchandise with an aggregate purchase price of $100,000 or more during the period commencing on January 1, 1999 and ended July 31, 1999 and the amount for which each such customer was invoiced during such period. Except as disclosed in
Schedule 4.21, Seller has not received any written notice that any customer set forth on Schedule 4.21 has ceased, or will cease, to use the products, equipment, goods or services of Seller, or has substantially reduced, or will substantially reduce, the use of such products, equipment, goods or services following the Closing Date. Also set forth on Schedule 4.21 are the names and addresses of each Person holding goods or merchandise on consignment from Seller and the cost to Seller of the goods or merchandise shipped to such Person.

         4.22 Suppliers. Schedule 4.22 sets forth the names and addresses of all the suppliers from which Seller ordered materials, supplies, merchandise and other goods for the Business and to which Seller paid, or is obligated to pay, an aggregate purchase price of $200,000 or more during the period commencing January 1, 1999 and ended on July 31, 1999 and the amount for which each such supplier invoiced such member during such period. Except as disclosed in
Schedule 4.22, Seller has not received any written notice that any supplier set forth on Schedule 4.22 will not sell materials, supplies, merchandise and other goods to Seller at any time after the Closing Date on terms and conditions similar to those imposed on current sales subject to general and customary price increases.

         4.23 Accounts, Lockboxes; Safe Deposit Boxes; Powers of Attorney.
Schedule 4.23 is a true and complete list of (i) the names of each bank, savings and loan association, or other financial institution in which Seller has an account, and the names of all persons authorized to draw thereon or have access thereto, (ii) the location of all lockboxes and safe deposit boxes of Seller and the names of all Persons authorized to draw thereon or have access thereto and
(iii) the names of all Persons, if any, holding powers of attorney from Seller relating to the Business. On the Closing Date, Seller shall not have any such account, lockbox or safe deposit box other than those listed in Schedule 4.23, nor shall any additional Person have been authorized, from the date of this Agreement, to draw thereon or have access thereto or to hold any such power of attorney, without prior written notice to the Purchaser.

         4.24 True, Correct and Complete Information. No representation or warranty by Seller or Funk contained in this Agreement, in the schedules attached hereto or in any certificate furnished by Seller or Funk to Purchaser in connection herewith or pursuant hereto contains any untrue statement of a material fact or omits to state any material fact necessary in order to make any statement herein or therein, in light of the circumstances in which it was made, not misleading. There is no fact known to Seller or Funk that has specific application to Seller, the Business or the Assets (other than general economic or industry conditions) and that materially adversely affects the business, prospects, financial condition, or results of operations of Seller, the Business or the Assets, taken as a whole, which has not been set forth in this Agreement or any Schedule hereto.

         4.25 Broker's and Finder's Fees. Except for the fees of Banc One Capital Markets, Inc. which fees are to be paid by Seller, neither Seller nor Funk has made any agreement with any person, or taken any action which would cause any person, to become entitled to an agent's, broker's or finder's fee or commission in connection with the transactions contemplated by this Agreement.

         4.26 Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Agreement and in the Additional Documents, neither Seller nor Funk makes any representation or warranty, express or implied, at law or in equity, in respect of any of its assets (including, without limitation, the Assets), liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. Parent and Purchaser hereby acknowledge and agree that, except to the extent specifically set forth in this Article IV, the Purchaser is purchasing the Assets on an "as-is, where-is" basis.

                                    ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT

         Purchaser and Parent, jointly and severally, represent and warrant to Seller and Funk as follows:

         5.1 Organization and Authority. Each of Purchaser and Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own or lease its properties and to carry on its business as it is presently being operated and in the place where such properties are owned or leased and such business is conducted. The execution, delivery and performance of this Agreement by each of Purchaser and Parent, and all other agreements by and among the parties, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action and no further action or approval is required to permit Purchaser and/or Parent to consummate the transactions contemplated hereby and thereby. This Agreement constitutes, and all other agreements by and among the parties, when executed and delivered in accordance with the terms thereof, will constitute the legal, valid and binding obligations of each of Purchaser and/or Parent, enforceable in accordance with their terms. Each of Purchaser and Parent has full power, authority and legal right to enter into this Agreement and all other agreements by and among the parties and to consummate the transactions contemplated hereby and thereby. The making and performance of this Agreement, and all other agreements by and among the parties, and the consummation of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof will not (i) conflict with the Certificate of Incorporation or the Bylaws of Purchaser or Parent, (ii) result in any breach or termination of, or constitute a default under, or constitute an event which with notice or lapse of time, or both, would become a default under, or result in the creation of any Encumbrance upon any asset of Purchaser or Parent under, or create any rights of termination, cancellation or acceleration in any person under, any contract, lease, arrangement or commitment, or violate any order, writ, injunction or decree, to which Purchaser or Parent is a party or by which Purchaser or Parent or their respective assets, businesses or operations may be bound or affected or under which Purchaser or Parent or their respective assets, businesses or operations receive benefits, (iii) result in the loss or adverse modification of any material license, franchise, permit or other authorization granted to or otherwise held by Purchaser or Parent that is material to the business or financial condition of Purchaser or Parent (iv) result in the violation of any provisions of law applicable to Purchaser or Parent, the violation of which could have a material adverse effect upon the business, operations or assets of Purchaser or Parent.

         5.2 Consents. Except as set forth on Schedule 5.2, no consent, approval, authorization or order of any court, Governmental Authority or any other person is required in order to permit Purchaser or Parent to consummate the transactions contemplated by this Agreement.

         5.3 Litigation. There is no pending or, to the knowledge of Parent and Purchaser, threatened Action before any Governmental Authority (i) in which it is sought to restrain, prohibit, invalidate or obtain damages in respect of the consummation of the purchase and sale of the Assets or the other transactions contemplated hereby, (ii) which could, if adversely determined, result in any material adverse change in the business, operations or assets or the condition, financial or otherwise, or results of operations of Purchaser or Parent or
(iii) which could, if adversely determined, have a material adverse effect on the right or ability of Purchaser or Parent to carry on its business substantially as now conducted.

         5.4 Broker's and Finder's Fees. Neither Purchaser nor Parent has made any agreement with any person, or taken any action which would cause any person, to become entitled to an agent's, broker's or finder's fee or commission in connection with the transactions contemplated by this Agreement.

         5.5 Purchase for Resale. Purchaser's purchase of Inventory is for wholesale, resale or components to be resold in the normal course of Purchaser's Business.

         5.6 Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Agreement and in the Additional Documents, neither Parent nor Purchaser makes any representation or warranty, express or implied, at law or in equity, in respect of any of its assets, liabilities or operations.

                                   ARTICLE VI

                          COVENANTS OF SELLER AND FUNK

         Each of Seller and Funk covenants and agrees with Purchaser as follows:

         6.1 Affirmative Covenants. Prior to the Closing Date, Seller will operate its business only in the usual, regular and ordinary course of business consistent with past practices, and will use its best efforts to: (i) preserve intact its business organization and the Assets; (ii) maintain its properties, machinery and equipment in good operating condition and repair, ordinary wear and tear excepted; (iii) continue all existing policies of insurance (or comparable insurance) in full force and effect up to and including the Closing Date (and will not cancel any such insurance or take (or fail to take) any action which would enable the insurers under such policies to avoid liability for claims arising out of any occurrence prior to the Closing Date without the prior written consent of Purchaser); (iv) use its best efforts to keep available the services of its present officers, employees and agents; (v) use its best efforts to preserve its present relationships, suppliers and customers; and
(vi) except as set forth in Schedule 4.19, maintain its books, accounts and records in the usual, regular and ordinary manner on a basis consistently applied. Seller or Funk will notify Purchaser in writing within five Business Days of learning of any facts, events or circumstance which is reasonably likely to have a Material Adverse Effect.

         6.2 Negative Covenants. Prior to the Closing Date, Seller will operate its business only in the ordinary course of business consistent with past practices, and will not, without the prior written consent of Purchaser:
(i) make any increase in the compensation payable or to become payable by it to any employee or contribute or make any commitment to or representation that it will contribute any amounts to any bonus or other employee benefit plan for employees of Seller, except as required by law or by the terms of any such plan or in the ordinary course of business consistent with past practice; (ii) make any amendment to its Articles of Incorporation, Bylaws or other organizational documents, except as required or permitted herein; (iii) make any material change in the character of its business; (iv) incur any obligation or liability (fixed or contingent) except in the ordinary course of business consistent with past practices; (v) discharge or satisfy any Encumbrance or pay any obligation or liability (fixed or contingent) other than in the ordinary course of business consistent of past practice; (vi) mortgage, pledge, transfer or otherwise dispose of or subject to any Encumbrance any of the Assets, except in the ordinary course of business consistent with past practice; (vii) acquire any assets or properties, except in the ordinary course of business consistent with past practices; (viii) cancel or compromise any Indebtedness, except in the ordinary course of business consistent with past practice; (ix) expressly waive or release any rights of material value; (x) transfer, grant or terminate any contract, lease, arrangement or commitment rights under any concessions, leases, licenses, agreements, or Intellectual Property; (xi) modify or change or terminate any existing contract, lease, arrangement or commitment required to be listed on Schedule 4.8; (xii) undertake any borrowing of money other than under the existing Bank Debt; (xiii) make any loans or extensions of credit, except in the ordinary course of business consistent with past practices; (xiv) except as set forth in Schedule 4.19, make or become obligated to make any capital expenditures or enter into commitments therefor exceeding $20,000 individually or $40,000 in the aggregate; (xv) sell, discount or otherwise dispose of any Receivables; and (xvi) make or become obligated to make any distributions to Funk, except that Seller may, to the extent that the Net Worth of Seller exceeds $13,000,000, prior to the Closing Date, distribute to Funk liquid assets of the Business equal to such excess or borrow such excess under the Bank Debt and distribute the proceeds to Funk.

         6.3 Access to Properties and Records. Seller will keep Purchaser advised of all material developments relevant to the consummation of the transactions contemplated hereby and will cooperate fully in (i) permitting Purchaser and its representatives to make a full investigation of the business, properties, financial condition and investments of Seller. Seller will afford to Purchaser and its representatives full access during normal business hours to the offices, buildings, real properties, machinery and equipment, inventory and supplies, records, files, books of account, tax returns, agreements and commitments, corporate record books and stock books and personnel of Seller, that Purchaser shall reasonably determine to be necessary for it to make a full investigation of the Business. Seller will furnish to Purchaser all such further information concerning the business and affairs of Seller as Purchaser may reasonably request. Purchaser and Parent shall use their best efforts to conduct such investigation in a manner to minimize disruption to Seller's Business. In the event of the termination of this Agreement, Purchaser and Parent will forthwith deliver to Seller all documents, work papers and other material (including copies thereof) obtained by Purchaser or Parent or on their behalf from Seller as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof and, if the transactions contemplated hereby are not consummated, Purchaser and Parent will hold such information in confidence pursuant to that certain confidentiality agreement between the parties dated on or about February 26, 1999.

         6.4 Notice of Developments. Seller will update by amendment or supplement each of the Schedules referred to herein promptly upon any material change in the information set forth in such Schedules, and Seller hereby represents and warrants that such Schedules and such written disclosures, as so amended or supplemented, shall be true, correct and complete as of the date or dates thereof. Unless the Purchaser or Parent has the right to terminate this Agreement pursuant to Section 13.1 by reason of such updated disclosure and exercises that right within the period of 10 Business Days referred to in
Section 13.1, the amendment or supplement pursuant to this Section 6.3 will be deemed to have amended the Schedule, to have qualified the representations and warranties contained in Article IV, and to have cured any misrepresentation or breach of warranty which otherwise might have existed hereunder by reason of the development.

         6.5 Employees of Seller. Seller shall pay all salaries, wages and bonuses, and all amounts due in lieu of holiday, sick or vacation pay, to all employees of Seller employed in the Business in the ordinary course of its business until the Closing, and effective on the Closing Date shall terminate all of such employees.

         6.6 Approvals of Third Parties. As soon as practicable after the date hereof, each of Seller and Funk will use its or his best efforts to secure all necessary consents, approvals and clearances of third parties that shall be required to consummate the transactions contemplated hereby including, without limitation, approvals required under the HSR Act, and will otherwise use its best efforts to cause the consummation of such transactions in accordance with the terms and conditions of this Agreement; provided, that the parties have agreed that Seller need not obtain Excluded Consents and that neither Seller nor Funk shall have any liability to Purchaser or Parent in connection with not obtaining such Excluded Consents.

         6.7 Notices. Seller will timely give all notices required to be given relating to the transactions contemplated hereby, including without limitation,
(i) those required to be given to employees, (ii) any notices required to be given to all creditors or claimants against Seller and (iii) any notices required or requested to be given pursuant to applicable bulk sales laws or similar laws.

         6.8 Access to Books and Records. Seller agrees to provide Purchaser, its accountants, counsel and other representatives, during normal business hours and upon reasonable notice, for a period of four years after the Closing Date, access to the books, records, income tax returns, contracts and other underlying data and documentation of Seller properly retained by Seller hereunder relating to the period prior to the Closing Date and to make available to Purchaser personnel of Seller in Purchaser's review thereof for the purpose of enabling them to determine and calculate any tax liabilities in connection with the Assets. Seller agrees that, for such four-year period, it will preserve and keep intact all such books and records.

         6.9 No Solicitation of Offers. Each of Seller and Funk covenants and agrees that it or he will not solicit, entertain, encourage or assist any acquisition proposal with respect to the purchase or exchange of the Assets or any portion thereof, or with respect to any proposed merger, consolidation, sale of securities or other acquisition involving Seller (an "Acquisition Proposal"), by or with any person other than Purchaser until September 30, 1999. If Seller or Funk receives such an Acquisition Proposal Seller or Funk shall notify Purchaser within three Business Days of the substance of any inquiry or proposal received thereby.

         6.10 Receivables Guaranteed. Seller and Funk, jointly and severally, warrant to Purchaser that all accounts receivable of Seller reflected on the Closing Balance Sheet, net of any reserves for bad debt reflected on the Closing Balance Sheet and net of prompt payment discounts taken in the ordinary course of business in accordance with standard invoice terms, all as determined in accordance with CAP (the "Accounts Receivable"), will be collected by Purchaser no later than 120 days following the Closing Date (the "Receivable Writeback Date"). For greater certainty, the parties acknowledge and agree that the Accounts Receivable reflected on the Closing Balance Sheet and warranted hereunder are net of the unapplied cash and credits as of the Closing Date. For purposes of this Section 6.10, Purchaser and Seller shall use their good faith best efforts to contact the payor of any amounts received by Purchaser following the Closing Date which are not designated as to payment of a particular invoice, to determine which invoice or Account Receivable to credit with such payment. If Purchaser shall fail to collect such amount of the Accounts Receivables by the Receivable Writeback Date, then Seller shall acquire the uncollected Accounts Receivable from Purchaser in an amount equal to such excess (the "Receivable Writeback Amount") in consideration of the Escrow Agent delivering to the Purchaser in accordance with the terms of the Escrow Agreement cash equal to the Receivable Writeback Amount. Proceeds from Accounts Receivable collected after the Receivable Writeback Date and for which Purchaser has received payment under this Section 6.10 shall be promptly and in any event within five Business Days of collection delivered by Purchaser to Seller. Proceeds from any Accounts Receivable written off by Seller in the ordinary course of business consistent with CAP prior to the Closing Balance Sheet Date which are collected after the Closing Balance Sheet Date shall reduce any Receivable Writeback Amount.

         6.11 Prepaid Revenue. Seller agrees to remit to Purchaser payments received by Seller on or after the Closing Date, within five Business Days for any revenue received by Seller for goods or services rendered with respect to any period following the Effective Date.

         6.12 Release of Financing Statements. Seller shall obtain and file in the appropriate jurisdictions Termination Statements or payoff letters reasonably acceptable to Purchaser properly executed by any parties holding a security interest or other Encumbrance which will be paid by Seller at the Closing with respect to the Assets as identified by lien searches provided by Seller and acceptable to Purchaser with respect to Seller and the Assets.

         6.13 Release of Seller Under Guaranty. Funk shall have obtained the full release and discharge of Seller under that certain Guaranty dated April 10, 1998, and that certain Security Agreement -- Guarantor dated April 10, 1998 (collectively, the "Guaranty Documents"), from Seller in favor of American National Bank and Trust Company of Chicago, on or prior to the Closing Date.

                                   ARTICLE VII

                        COVENANTS OF PURCHASER AND PARENT

Each of the Purchaser and Parent covenants and agrees with Seller and Funk as follows:

         7.1 Furnishing of Information. Purchaser will keep Seller advised of all material developments relevant to the consummation of the transactions contemplated hereby and will cooperate fully with Seller in bringing about the consummation of the transactions contemplated hereby. Purchaser will update by amendment or supplement each of the Schedules referred to herein from Purchaser promptly upon any changes in the information set forth in such Schedule, and Purchaser hereby represents and warrants that such Schedules, as so amended or supplemented, shall be true, correct and complete as of the date or dates thereof. In the event of the termination of this Agreement, Seller will deliver to Purchaser all documents, work papers and other material (including copies thereof) obtained by Seller or on its behalf from Purchaser as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof and, if the transactions contemplated hereby are not consummated, Seller will hold such information in confidence pursuant to that certain confidentiality agreement between the parties dated on or about February 26, 1999.

         7.2 Approvals of Third Parties. As soon as practicable after the date hereof, Purchaser and Parent will use their best efforts to secure all necessary consents, approvals and clearances of third parties that shall be required to consummate the transactions contemplated hereby including, without limitation, approvals required under the HSR Act, and will otherwise use their best efforts to cause the consummation of such transactions in accordance with the terms and conditions of this Agreement.

         7.3 Access to Books and Records. Purchaser agrees to provide Seller, its accountants, counsel and other representatives during normal business hours and upon reasonable notice, for a period of four years after the Closing Date, access to the books, records, tax returns, contracts and other underlying data and documentation of Purchaser relating to the period prior to the Closing Date and to make available to Seller personnel of Purchaser in Seller's review thereof for the purpose of enabling them to review any tax liabilities for such period. Purchaser agrees that, for such four-year period, it will preserve and keep intact all such books and records.

         7.4 Discharge of Assumed Liabilities. Purchaser shall pay, perform and discharge, according to their terms, the Assumed Liabilities.

         7.5 Tax Notification. Purchaser and Seller shall jointly determine whether notification of the Division of Taxation or its equivalent in the states in which Seller conducts its Business (which Seller represents and warrants to be the States of Illinois, California, Georgia or Florida) is required prior to the consummation of the transactions contemplated hereby. If notification is required, Purchaser shall notify the Director (a "Director") of the applicable Divisions of Taxation (or its equivalent) of the transactions contemplated hereby within the time periods required by such statutes and submit such notices and/or documentation as may be required. Seller shall provide Purchaser with all information required to complete such notice(s) and documentation. If a Director notifies Purchaser of any taxes due and owing to such state from Seller or that an amount must be escrowed, then such amount shall be designated as being held in escrow under the Escrow Agreement from the amount set forth in Section 3.2(b), to be disbursed as directed by the Director. Notwithstanding the foregoing, any such taxes which a Director determines are due and owing on or prior to the Closing Balance Sheet Date shall be contributed (i) by Purchaser to the extent such amount was accrued on the Pre-Closing Balance Sheet or incurred in the ordinary course of business consistent with past practices thereafter through the Closing Date and (ii) by Seller to the extent such amount exceeds any such accrual or amount. If Purchaser is required to pay any taxes which Seller should have paid (as being in excess of any accruals on the Pre-Closing Balance Sheet or incurred in the ordinary course of business consistent with past practices thereafter through the Closing), Seller and Funk, jointly and severally, shall replenish the escrowed amounts under Section 3.2(b) by the amount so paid by Purchaser.

         7.6 Employees and Agents of Seller. Effective as of the Closing Date, Seller will terminate all employees of the Seller and Purchaser shall offer all employees of Seller, except for those listed in Schedule 7.6, employment by Purchaser at their present locations as of the Closing Date with wages, terms and conditions of employment benefits or benefit plans substantially similar to such that currently exist for Seller's employees and which have been disclosed in Schedule 7.6 or in the other Schedules hereto and with credit for all vacation pay accrued as of the Closing Date and set forth in the Closing Balance Sheet. If any employee who accepts employment with Purchaser demands payment of vacation pay accrued as of the Closing Date and set forth in the Closing Balance Sheet, Purchaser shall pay such accrued vacation pay. The parties agree that the persons so designated on Schedule 7.6 shall be offered one-year employment contracts with Purchaser with wages, terms and conditions of employment benefits or benefit plans substantially similar to such as currently exist for such employees. Notwithstanding the foregoing, no such employee shall have any third party beneficiary rights arising as a result of this Section 7.6 or any contractual rights to employment with Purchaser as a result hereof. All offers of employment shall be contingent upon employment commencing with Purchaser only following the Closing Date. The parties agree not to discourage any individuals who are offered employment with Purchaser from accepting such employment with Purchaser.

         7.7 Bank Debt. Purchaser shall pay and discharge the Bank Debt as of the Closing Date.

                                  ARTICLE VIII

                CONDITIONS TO OBLIGATIONS OF PURCHASER AND PARENT

         The obligations of Purchaser and Parent to cause the purchase of the Assets and the other transactions contemplated hereby to occur at Closing shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions, except such conditions as Purchaser and Parent may waive in writing:

         8.1 Representations and Warranties of Seller and Funk. All of the representations and warranties of Seller and Funk contained in this Agreement and in any Schedule or other disclosure in writing from Seller or Funk shall have been true and correct when made, and shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

         8.2 Covenants of Seller and Funk. All of the covenants and agreements herein on the part of Seller and Funk to be complied with or performed on or before the Closing Date shall have been fully complied with and performed.

         8.3 Seller's Certificate. There shall be delivered to Purchaser a certificate dated as of the Closing date and signed by the President or a Vice President of Seller and by Funk to the effect set forth in Sections 8.1 and 8.2, which certificate shall have the effect of a representation and warranty made by each of Seller and Funk on and as of the Closing Date.

         8.4 Noncompetition and Employment Agreements. Seller and Funk shall have executed and delivered to Purchaser the Noncompetition Agreement in substantially the form attached hereto as Exhibit D. Funk shall have executed and delivered to Purchaser the Employment Agreement in substantially the form attached hereto as Exhibit E.

         8.5 Escrow Agreement. Seller shall have executed and delivered to Purchaser the Escrow Agreement.

         8.6 No Casualty Losses. The Assets shall not have suffered any destruction or damage by fire, explosion or other casualty or any taking by eminent domain which has materially impaired the operation of the Assets or otherwise had a Material Adverse Effect.

         8.7 Certificates of Authorities. Seller shall have furnished to Purchaser (i) certificates of the Secretary of State of Illinois and the Franchise Taxing Authority of Illinois, each dated as of a date not more than twenty (20) days prior to the Closing Date, attesting to the organization, existence and good standing of Seller, (ii) a copy, certified by the Secretary of State of Illinois as of a date not more than twenty (20) days prior to the Closing Date, of Seller's Articles of Incorporation and all amendments thereto,
(iii) a copy, certified by the Secretary of Seller, of the Bylaws of Seller, as amended and in effect at the Closing Date, (iv) a copy, certified by an authorized officer of Seller, of resolutions duly adopted by the Board of Directors of Seller duly authorizing the transactions contemplated in this Agreement and (v) evidence satisfactory to Purchaser that all Taxes relating to the transactions contemplated by the Agreement have been paid in full, or adequate provision has been made therefor, including, without limitation, any and all Taxes described in Section 7.5.

         8.8 Litigation. At the Closing Date, there shall not be pending or threatened any litigation in any court or any proceeding before any Governmental Authority, (i) in which it is sought to restrain, invalidate, set aside or obtain damages in respect of the consummation of the purchase and sale of the Assets or the other transactions contemplated hereby, (ii) that could, if adversely determined, result in any Material Adverse Effect, or (iii) as a result of which, in the reasonable judgment of Purchaser, Purchaser would be deprived of the material benefits of its ownership of the Assets.

         8.9 Satisfactory to Purchaser's Counsel. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental thereto and all other related matters shall have been satisfactory to Wolff & Samson, P.A., counsel for Purchaser.

         8.10 Opinion of Seller's Counsel. Purchaser and Parent shall have received an opinion of Vedder, Price, Kaufman & Kammholz, counsel for Seller and Funk, dated as of the Closing Date, reasonably acceptable to Purchaser and its counsel.

         8.11 No Material Adverse Effect. There shall not have occurred any Material Adverse Effect. Purchaser shall receive a certificate from Seller, dated as of the Closing Date and in form and substance satisfactory to Purchaser, as to the fulfillment of the conditions set forth in this Section 8.11.

         8.12 Consents. Seller shall have obtained all orders, approvals, estoppel certificates or consents of third parties, including, without limitation, any orders, approvals, certificates or consents deemed necessary by counsel to Purchaser which shall be required to consummate the transactions contemplated hereby, including, without limitation, on or promptly following the Closing, consents to the assignment of the Assumed Liabilities listed on
Schedule 2.3(d) (other than any Excluded Consents) and any waiting period (and any extensions thereof) under the HSR Act shall have expired or shall have been terminated.

         8.13 Satisfactory Pre-Closing Balance Sheet. Purchaser shall have been satisfied with the results of Seller's operations and financial condition as reflected in the Pre-Closing Balance Sheet.

         8.14 Bank Debt and Indebtedness to Vendors. Purchaser shall have received a certificate or written statement of a duly authorized representative of the holder of the Bank Debt, the holder of the indebtedness guaranteed by the Seller under the Guaranty Documents and each other vendor having a lien on any of the Assets as security for a debt owed by Seller to such vendor (each, a "Vendor Debt") (other than Vendor Debt being assumed), dated prior to the Closing Date, setting forth (i) the amount necessary to repay the Bank Debt or Vendor Debt in full (including all principal, interest, fees and other charges) together with a per diem amount for each day thereafter, (ii) the address (or wire transfer account) to which such payment should be delivered and (iii) the acknowledgment of such holder that upon its receipt (and collection) of such amount, the Bank Debt or Vendor Debt, as applicable, will be satisfied and paid in full and all collateral and security given therefor will be released and such holder will execute and deliver such further termination statements and similar releases as Purchaser may reasonably request to evidence the foregoing.

         8.15 Guaranty Documents. Funk shall have obtained the full release and discharge of Seller under the Guaranty Documents.

         8.16 Due Diligence. Purchaser shall have completed to its satisfaction (in its sole and absolute discretion) its due diligence review and analysis of the Business of Seller.

         8.17 Pre-Closing Balance Sheet. Purchaser shall have agreed with the Pre-Closing Balance Sheet.

         8.18 Further Assurances. Each of Seller and Funk shall take all such further action as may be reasonably requested by Purchaser to effectuate the consummation of the transactions contemplated by this Agreement. If Purchaser shall reasonably determine that any further conveyance, assignment or other document or any further action is necessary to vest in it full title to the Assets, Seller and Funk shall cause the appropriate officers to execute and deliver all such instruments and take all such action as Purchaser may reasonably determine to be necessary.

                                   ARTICLE IX

                  CONDITIONS TO OBLIGATIONS OF SELLER AND FUNK

         The obligations of Seller and Funk to cause the sale of the Assets and the other transactions contemplated hereby to occur at Closing shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions, except such conditions as Seller and Funk may waive in writing.

         9.1 Representations and Warranties of Purchaser and Parent. All of the representations and warranties of Purchaser and Parent contained in this Agreement and in any Schedule or other disclosure in writing from Purchaser or Parent shall have been true and correct when made, and shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

         9.2 Covenants of Purchaser and Parent. All of the covenants and agreements herein on the part of the Purchaser and Parent to be complied with or performed on or before the Closing Date shall have been fully complied with and performed.

         9.3 Purchaser's/Parent's Certificate. There shall be delivered to Seller and Funk a certificate dated as of the Closing Date and signed by the President or a Vice President of

Purchaser and Parent to the effect set forth in Sections 9.1 and 9.2, which certificate shall have the effect of a representation and warranty made by Purchaser and Parent on and as of the Closing Date.

         9.4 Assumption Agreement. Purchaser shall have executed and delivered to Seller and Funk the Assumption Agreement.

         9.5 Noncompetition and Employment Agreements. Purchaser shall have executed and delivered to Seller and Funk the Noncompetition Agreement. Purchaser shall have executed and delivered to Funk the Employment Agreement.

         9.6 Escrow Agreement. Purchaser shall have executed and delivered to Seller the Escrow Agreement.

         9.7 Certificates of Authorities. Purchaser and Parent shall have furnished to Seller (i) a certificate of the Secretary of State of Delaware, dated as of a date not more than 20 days prior to the Closing Date, attesting to the organization, existence and good standing of Purchaser and Parent, and (ii) a copy, certified by an authorized officer of Purchaser and Parent, of resolutions duly adopted by the Board of Directors of each of Purchaser and Parent duly authorizing the transactions contemplated in this Agreement.

         9.8 Satisfactory to Seller's Counsel. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental thereto and all other related legal matters shall have been satisfactory to Vedder, Price, Kaufman & Kammholz, counsel for Seller and Funk.

         9.9 Opinion of Counsel to Parent and Purchaser. Seller shall have received an opinion of Wolff & Samson, P.A., counsel to Parent and Purchaser, dated as of the Closing Date, reasonably satisfactory to Seller and its counsel.

         9.10 Pre-Closing Balance Sheet. Seller shall have agreed with the Pre-Closing Balance Sheet.

         9.11 Bank Debt. Purchaser shall have paid and discharged the Bank Debt as of the Closing Date.

         9.12 Resale Certificate. Purchaser shall have executed and delivered a resale certificate to Seller for the applicable jurisdictions.

                                    ARTICLE X

                            DATE AND PLACE OF CLOSING

         10.1 Date and Place of Closing. Subject to satisfaction or waiver of the conditions to the obligations of the parties, the purchase and sale of the Assets pursuant to this Agreement shall be consummated at a closing (the "Closing") to be held in the offices of Vedder, Price, Kaufman & Kammholz, 222 North LaSalle Street, Chicago, Illinois 60601, or such other place as mutually agreed to by the parties, at 10:00 a.m., Chicago time, on September 30, 1999, or such other date as the parties may mutually agree upon (the "Closing Date").

         10.2 Effective Date. Subject to the terms and conditions of this Agreement, the Closing shall be deemed effective as of 12:01 a.m. on October 1, 1999 (the "Effective Date").

                                   ARTICLE XI

                                     CLOSING

         11.1 Performance by Seller and Funk. At the Closing, concurrently with performance by Purchaser and Parent of their respective obligations to be performed at the Closing, Seller and Funk shall:

                  (a) Conveyances. Seller shall execute and deliver to Purchaser, in form and substance acceptable to Purchaser (i) a Bill of Sale and Assignment in substantially the form attached hereto as Exhibit A conveying to Purchaser all items of personally included among the Assets, assignments of each of the contracts, leases, arrangements and commitments listed on Schedule 2.3(d) and (iii) all other assignments, endorsements and instruments of transfer as shall be necessary or appropriate to carry out the intent of this Agreement and as shall be sufficient to vest in Purchaser title to all of the Assets and all right, title and interest of Seller thereto. If requested by Purchaser, such documents shall be in a form suitable for recording.

                  (b) Records. Seller shall deliver to Purchaser all documents, agreements, reports, books, records and accounts pertaining specifically to the Assets that are in Seller's possession.

                  (c) Certificates. Seller and Funk shall execute and deliver to Purchaser the certificates referred to in Sections 8.3 and 8.13.

                  (d) Noncompetition Agreement, Employment Agreement and Escrow Agreement. Seller and Funk shall execute and deliver to Purchaser and Parent, as applicable, the Noncompetition Agreement referred to in Section 8.4, the Employment Agreement referred to in Section 8.4 and the Escrow Agreement referred to in Section 8.5.

                  (e) Certificates of Authorities. Seller shall deliver to Purchaser the certificates of authorities referred to in Section 8.7.

                  (f) Opinion of Counsel to Seller and Funk. Seller and Funk shall deliver to Purchaser and Parent the opinion of their counsel, dated the Closing Date, as to the matters specified in Section 8.10.

                  (g) Consents. Seller shall deliver to Purchaser the consents and approvals required by Section 8.14.

                  (h) Other Actions. Each of Seller and Funk shall take all such other steps as may be necessary or appropriate to put Purchaser in actual and complete ownership and possession of the Assets.

         11.2 Performance by Purchaser and Parent. At the Closing, concurrently with the performance by Seller of its obligations to be performed at the Closing, Purchaser and Parent, as applicable, shall:

                  (a) Purchase Price. Deliver to Seller the funds specified in
Section 4.3(a) and deliver the Payment Shares to the Escrow Agent.

                  (b) Assumption Agreement. Execute and deliver to Seller the Assumption Agreement in substantially the form attached hereto as Exhibit B.

                  (c) Certificate. Execute and deliver the certificate referred to in Section 9.3.

                  (d) Noncompetition Agreement, Employment Agreement and Escrow Agreement. Execute and deliver to Seller and Funk the Noncompetition Agreement referred to in Section 9.5, to Funk the Employment Agreement referred to in
Section 9.5 and to Seller the Escrow Agreement referred to in Section 9.6.

                  (e) Certificates of Authorities. Deliver to Seller the certificates of authorities referred to in Section 9.7.

                  (f) Opinion of Counsel to Purchaser and Parent. Purchaser and Parent shall deliver to Seller and Funk the opinion of their counsel, dated as of the Closing Date, as to the matters specified in Section 9.9.

                  (g) Resale Certificate. Deliver to Seller the resale certificates referred to in Section 9.12.

         11.3 Other Instruments. In addition to the foregoing, Purchaser, Parent, Seller and Funk agree as follows:

                  (a) Further Action by Seller and Funk. At any time and from time to time, at or after the Closing, upon request of Purchaser, each of Seller and Funk shall do, execute, acknowledge and deliver or shall cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may reasonably be required to evidence, vest in and confirm to Purchaser full and complete title to, possession of, and the right to use and enjoy, the Assets.

                  (b) Further Action by Purchaser and Parent. At any time and from time to time, at or after the Closing, upon request of Seller or Funk, each of Purchaser and Parent shall do, execute, acknowledge and deliver or shall cause to be done, executed, acknowledged and delivered all such further acts and assurances as may reasonably be required to better assure and confirm to Seller and Funk the assumption by Purchaser of the obligations to render performance that are to be assumed by Purchaser pursuant to this Agreement.

                                   ARTICLE XII

                          SURVIVAL AND INDEMNIFICATION

         12.1 Survival of Covenants, Agreements, Representations and Warranties.

                  (a) Covenants and Agreements. All covenants and agreements made under this Agreement shall survive the Closing and shall continue in full force and effect thereafter according to their terms for the applicable statute of limitations or such other period as shall be provided in this Agreement.

                  (b) Representations and Warranties. All representations and warranties contained herein shall survive the Closing and shall continue in full force and effect thereafter for a period of two years and four months following the Effective Date, except that (a) the representations and warranties contained in Section 4.17 hereof shall survive until the earlier of (i) the expiration of the applicable periods (including any extensions) of the respective statutes of limitation applicable to the payment of the taxes to which such representations and warranties relate without an assertion of a deficiency in respect thereof by the applicable taxing authority or (ii) the completion of the final audit and determinations by the applicable taxing authority and final disposition of any deficiency resulting therefrom, (b) the representations and warranties contained in Section 4.18 hereof shall survive for a period of five years following the Closing, (c) the representations and warranties contained in Section 4.13 hereof shall survive until the expiration of the applicable period of the statutes of limitation applicable to ERISA matters, and (d) the representations and warranties contained in Sections 4.1 and 4.2 (other than Section 4.2(b)-(d)) shall survive for the applicable statute of limitations. The right to indemnification provided for herein based on a party's representations, warranties, covenants, and obligations will not be affected by any investigation conducted by any other party with respect to, or any knowledge acquired (or capable of being acquired by any other party) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation, except as to matters set forth in the Schedules.

                  (c) Claims Made Prior to Expiration. Notwithstanding the foregoing survival periods set forth in this Section 12.1, the termination of a survival period shall not affect the rights of an Indemnified Party in respect of any claim made by such party with specificity, in good faith and in writing to the Indemnifying Party in accordance with Sections 12.6 and 14.9 hereof prior to the expiration of the applicable survival period.

         12.2 Purchaser's Losses. Each of Seller and Funk, jointly and severally, but subject to the limitations of Section 12.5 hereof and provided there is an applicable survival period pursuant to Section 12.1 hereof, agrees to indemnify and hold harmless Purchaser, and its directors, officers, employees, representatives, agents and attorneys from, against, for and in respect of any and all damages (including, without limitation, amounts paid in settlement with Seller's consent, which may not be unreasonably withheld), penalties, fines, interest and monetary sanctions, losses, obligations, liabilities, claims, deficiencies, costs and expenses, including, without limitation, reasonable attorneys' fees and other costs and expenses incident to any suit, action, investigation, claim or proceeding (hereinafter referred to collectively as "Purchaser's Losses") suffered, sustained, incurred or required to be paid by any of them by reason of (i) the failure by Seller to comply with all applicable laws relating to bulk transfers including the provisions of the Uniform Commercial Code of the States of Illinois, California, Georgia and Florida; (ii) any representation or warranty made by Seller and Funk in or pursuant to this Agreement being untrue or incorrect in any respect; (iii) any failure by Seller or Funk to observe or perform its covenants and agreements set forth in this Agreement; or (iv) any failure by Seller or Funk to satisfy and discharge any other liability or obligation of Seller which is not an Assumed Liability; provided, however, that "Purchaser's Losses" shall not include, and neither Seller nor Funk shall be liable for, any Purchaser Losses resulting from any misrepresentation or breach of warranty of which Parent or Purchaser has actual knowledge, as evidenced solely by the Schedules hereto.

         12.3 Employee Compensation and Benefits. Each of Seller and Funk, jointly and severally, but subject to the limitations of Section 12.5 hereof and provided there is an applicable survival period pursuant to Section 12.1 hereof, agrees to indemnify and hold Purchaser, and its directors, officers, employees, representatives, agents and attorneys harmless from and against any and all claims made by employees of Seller for wages, salaries, bonuses, pension, workmen's compensation, medical insurance, disability, vacation, severance, pay in lieu of notice, sick benefits or other compensation or benefit arrangements to the extent the same are based solely on employment service rendered to Seller prior to the Closing Date or injury or sickness occurring prior to the Closing Date and are not Assumed Liabilities (collectively, "Employee Claims").

         12.4 Seller's Losses. Purchaser and Parent, jointly and severally, but subject to the limitations of Section 12.5 hereof and provided there is an applicable survival period pursuant to Section 12.1 hereof, agree to indemnify hold harmless Seller and Seller's directors, officers, employees, representatives, agents and attorneys and Funk and his representatives, agents and attorneys from, against, for and in respect of any and all damages (inclosing, without limitation, amounts paid in settlement with Purchaser's consent, which may not be unreasonably withheld), penalties, fines, interest and monetary sanctions, losses, obligations, liabilities, claims, deficiencies, costs and expenses, including, without limitation, reasonable attorneys' fees and other costs and expenses incident to any suit, action, investigation, claim or proceeding (hereinafter referred to collectively as "Seller's Losses"; Seller's Losses or Purchaser's Losses are sometimes referred to herein as "Losses") suffered, sustained, incurred or required to be paid by any of them by reason of (i) any representation or warranty made by Purchaser in or pursuant to this Agreement being untrue or incorrect in any respect; (ii) any liability arising from or with respect to the Assets after the Closing Date; (iii) any failure by Purchaser or Parent to observe or perform its covenants and agreements set forth in this Agreement; or (iv) any failure by Purchaser to satisfy and discharge any of the Assumed Liabilities after the Closing; provided, however, that "Seller's Losses" shall not include, and neither Purchaser nor Parent shall be liable for, any Seller's Losses resulting from any misrepresentation or breach of warranty of which Seller or Funk has actual Knowledge, as evidenced solely by the Schedules hereto.

         12.5 Limitations on Losses.

                  (a) In case any event shall occur which would otherwise entitle any party to assert a claim for indemnification hereunder, no Losses shall be deemed to have been sustained by such party to the extent of (i) any actual Tax savings realized by such party with respect thereto or (ii) any proceeds (net of deductibles, taxes and collection costs) received by such party from any property insurance policies maintained by or on behalf of such party with respect to losses to such party's property. The parties agree to submit a claim under such property insurance policies prior to or promptly following making a request for indemnification hereunder.

                  (b) The aggregate liability of (i) Seller and Funk under
Section 12.2(ii) shall not exceed (A) the sum of $6,000,000 until the first anniversary of the Closing Date; (B) the sum of $5,000,000 (less the aggregate amount of claims covered by clause (i)(A) of this Section 12.5(b)) from the first anniversary to the second anniversary of the Closing Date; and (C) the sum of $4,000,000 (less the aggregate amount of claims covered by clauses (i)(A) or (i)(B) of this Section 12.5(b)) from and after the second anniversary of the Closing Date; and (ii) Purchaser and Parent under Section 12.4(i) shall not exceed the sum of the Assumed Liabilities, any Growth Earnout Payments and any Maintenance Earnout Payment.

                  (c) The sum of all Losses incurred by Purchaser and Parent in the aggregate under Section 12.2(ii), or the sum of all Losses incurred by Seller in the aggregate under Section 12.4(i), must exceed $225,000 before such parties shall be entitled to indemnification hereunder; provided, however, once such Losses exceed $225,000 such parties shall be entitled to indemnification for all Losses in excess of $150,000.

                  (d) Purchaser's Losses shall be reduced by the amounts of any Overpayment or Receivable Writeback Amounts related to such Losses received by Purchaser.

         12.6 Notice of Loss. Except to the extent set forth in the next sentence, a party to this Agreement shall not have any liability under the indemnity provisions of this Agreement with respect to a particular matter unless a notice setting forth in reasonable detail the breach which is asserted has been given to the Indemnifying Party (as hereafter defined) and, in addition, if such matter arises out of a suit, action, investigation or proceeding, such notice is given promptly, but in any event within 30 days after the Indemnified Party (as hereafter defined) is given notice of the commencement of this suit, action, investigation or proceeding. Notwithstanding the preceding sentence, failure of the Indemnified Party to give notice hereunder shall not release the

Indemnifying Party from its obligations under this Article XII, except to the extent the Indemnifying Party is actually prejudiced by such failure to give notice. With respect to Purchaser's Losses and Employee Claims, Seller and Funk, jointly and severally, shall be the Indemnifying Party and Purchaser shall be the Indemnified Party. With respect to Seller's Losses, Purchaser and Parent, jointly and severally, shall be the Indemnifying Party and Seller and Funk shall be the Indemnified Party.

         12.7 Right to Defend. Upon receipt of notice of any suit, action, investigation, claim or proceeding for which indemnification might be claimed by an Indemnified Party, the Indemnifying Party shall be entitled to defend, contest or otherwise protect against such suit, action, investigation, claim or proceeding at its own cost and expense, and the Indemnified Party must cooperate in any such defense or other action. The Indemnified Party shall have the right, but not the obligation, to participate at its own expense in a defense thereof by counsel of its own choosing, but the Indemnifying Party shall be entitled to control the defense unless the Indemnified Party has relieved the Indemnifying Party from liability with respect to the particular matter or the Indemnifying Party fails to assume defense of the matter. If the Indemnifying Party shall fail to defend, contest or otherwise protect in a timely manner against any such suit, action, investigation, claim or proceeding, the Indemnified Party shall have the right, but not the obligation, to defend, contest or otherwise protect against the same and make any compromise or settlement thereof and recover the entire cost thereof from the Indemnifying party including reasonable attorneys' fees, disbursements and all amounts paid as a result of such suit, action, investigation, claim or proceeding or the compromise or settlement thereof; provided, however, that the Indemnified Party must send a written notice to the Indemnifying Party of any such proposed settlement or compromise, which settlement or compromise the Indemnifying Party may reject, in its reasonable judgment, within 30 days of its receipt of such written notice. A failure by the Indemnifying Party to reject such settlement or compromise within such 30 day period shall be deemed an acceptance of such settlement or compromise. The Indemnified Party shall have the right to effect a settlement or compromise over the objection of the Indemnifying Party; provided, that if (i) the Indemnifying Party is contesting such claim in good faith or (ii) the Indemnifying Party has assumed the defense from the Indemnified Party, the Indemnified Party waives any right to indemnity therefor. If the Indemnifying Party undertakes the defense of such matters, the Indemnified Party shall not, so long as the Indemnifying Party does not abandon the defense thereof, be entitled to recover from the Indemnifying Party any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than the reasonable costs of investigation undertaken by the Indemnified Party with the prior written consent of the Indemnifying Party.

         12.8 Cooperation. Each of Parent, Purchaser, Seller and Funk and each of their affiliates, successors and assigns shall cooperate with each other in the defense of any suit, action, investigation, proceeding or claim by a third party and, during normal business hours, shall afford each other access to their books and records and employees relating to such suit, action, investigation, proceeding or claim and shall furnish each other all such further information that they have the right and power to furnish as may reasonably be necessary to defend such suit, action, investigation, proceeding or claim, including, without limitation, reports, studies, correspondence and other documentation relating to Environmental Protection Agency, Occupational Safety and Health Administration, and Equal Employment Opportunity Commission matters.

         12.9 Payment Through Escrow. During the term of the Escrow Agreement, if Seller or Funk is determined to owe an indemnification amount pursuant to the procedures set forth in this Article XII (a "Claim"), then the amount due the Indemnified Party hereunder shall be satisfied or partially satisfied first by the delivery to the Indemnified Party pursuant to the Escrow Agreement of funds equal in value to the amount of the applicable Claim, or if the value of the funds being held under the Escrow Agreement is less than the amount of the Claim, by delivery of all of the funds in partial satisfaction of such Claim and by setoff against any Growth Earnout Payment or Maintenance Earnout Payment which has been ascertained at such time and is then due and payable, with any remaining balance of such Claim then to be satisfied by Seller and Funk directly.

         12.10 Exclusive Remedy. The Purchaser, Parent, Seller and Funk acknowledge and agree that, in the absence of fraud (in which event any affected party shall have all remedies available at law or in equity), the foregoing indemnification provisions in this Article XII shall be the exclusive remedy of the Purchaser, Parent, Seller and Funk with respect to the Business and the transactions contemplated by this Agreement.

                                  ARTICLE XIII

                                   TERMINATION

         13.1 Termination. This Agreement may be terminated and abandoned at any time on or prior to the Closing Date:

                  (a) By the consent in writing of Purchaser, Parent, Seller and Funk;

                  (b) By Purchaser or Parent in writing if any of the conditions to the obligations of Purchaser contained herein shall not have been satisfied or, if unsatisfied, waived by Purchaser as of the Closing Date;

                  (c) By Purchaser or Parent by giving written notice to the Seller at any time prior to the Closing if the Seller has within the then previous 10 Business Days given the Purchaser and Parent any notice pursuant to
Section 6.4 and the development that is the subject of the amendment or supplement would be reasonably expected by Purchaser or Parent to have a Material Adverse Effect;

                  (d) By Seller or Funk in writing if any of the conditions to the obligations of Seller contained herein shall not have been satisfied or, if unsatisfied, waived by Seller as of the Closing Date;

                  (e) By Purchaser or Parent, or Seller or Funk, in writing if the Closing shall not have occurred by September 30, 1999; and

                  (f) By Purchaser, upon written notice to Seller, if the results of its due diligence review of the Business of Seller are not satisfactory to it in its sole and absolute discretion.

         13.2 No Further Force or Effect. In the event of termination and abandonment of this Agreement pursuant to the provisions of Section 12.1, this Agreement shall be of no further force or effect, except for Sections 5.3, 6.1 and 13.1, which shall not be affected by termination of this Agreement.

                                   ARTICLE XIV

                                  MISCELLANEOUS

         14.1 Expenses. Except as otherwise expressly provided herein, Parent and Purchaser shall pay their own expenses and Funk shall pay the expenses of Seller and Funk in connection with the preparation of this Agreement, and the consummation of the transactions contemplated hereby, including, without limitation, fees of their own counsel, auditors and other experts, whether or not such transactions be consummated.

         14.2 Entire Agreement. This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter thereof, and no party shall be liable or bound to the other in any manner by any representations or warranties not set forth herein.

         14.3 Publicity. Except as otherwise required by law, no party hereto shall issue any press release or make any public statement, in either case relating to or in connection with or arising out of this Agreement or the matters contained herein, without obtaining the prior written approval of the other parties hereto to the content and manner of presentation and publication thereof, which consent shall not be unreasonably withheld or delayed.

         14.4 Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law), and the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of such agreements.

         14.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

         14.6 Headings. The headings of the paragraphs and subparagraphs of this Agreement are inserted for convenience of reference only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

         14.7 Use of Certain Terms. As used in this Agreement, the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular paragraph, subparagraph or other subdivision.

         14.8 Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof, and this Agreement may be modified or amended by a written instrument executed by Purchaser and Seller and Funk. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

         14.9 Notices. All notices of communication required or permitted hereunder shall be in writing and may be given by (a) depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivering the same in person to an officer or agent of such party, or (c) telecopying the same with electronic confirmation of receipt.

                 (i)      If to Seller and/or to Funk:

                                  c/o Arlington Industries, Inc.
                                  1001 Technology Way
                                  Libertyville, Illinois 60048
                                  Attention:   Craig Funk, Chairman
                                  Telecopy Number: (847) 362-8107

                          With copies to:

                                  Vedder, Price, Kaufman & Kammholz
                                  222 North LaSalle Street
                                  Chicago, Illinois 60601-1003
                                  Attention:  Thomas E. Schnur, Esq.
                                  Telecopy Number: (312) 609-5005

                 (ii)     If to Purchaser and/or to Parent:

                                  c/o Daisytek, Incorporated
                                  500 North Central Expressway
                                  Suite 500
                                  Plano, Texas 75074
                                  Attention:  Mr. John D. Kearney, Sr.
                                  Telecopy Number: (972) 881-0145

                          With copies to:

                                  Wolff & Samson, P.A.
                                  5 Becker Farm Road
                                  Roseland, New Jersey 07068
                                  Attention:  Morris Bienenfeld, Esq.
                                  Telecopy Number: (973) 740-1407

or at such other address or counsel as any party hereto shall specify pursuant to this Section 14.9 from time to time.

         14.10 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

         14.11 Time. Time is of the essence with respect to this Agreement.

         14.12 Reformation and Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

                  [remainder of page left intentionally blank]

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed in counterparts all as of the date first above written.

                                    SELLER:

                                    ARLINGTON INDUSTRIES, INC.

                                    By:
                                        ---------------------------------------
                                        Craig Funk
                                        Chairman and Chief Executive Officer


                                    FUNK:


                                    -------------------------------------------
                                    CRAIG FUNK


                                    PURCHASER:

                                    ARLINGTON ACQUISITION CORP.

                                    By:
                                        ---------------------------------------
                                        John D. Kearney, Sr., Vice President


                                    PARENT:

                                    DAISYTEK, INCORPORATED

                                    By:
                                        ---------------------------------------
                                        John D. Kearney, Sr., Vice President